UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
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ACUITY BRANDS, INC.

 (Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 6, 2017

Time:	11:00 a.m. Eastern Time

Date:	January 6, 2017

Place:	Four Seasons Hotel - Madison Conference Room 75 Fourteenth Street, NE Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 11, 2016 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:	(1)	Elect four directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2019 fiscal year;
	(2)	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017;
	(3)	Hold an advisory vote to approve named executive officer compensation;
	(4)	Approve an amendment to our Certification of Incorporation to declassify the Board of Directors
	(5)	Consider and act upon a stockholder proposal, if properly presented; and
	(6)	Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:
A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,
C. DAN SMITH
Senior Vice President, Treasurer and Secretary
November 18, 2016

YOUR VOTE IS IMPORTANT
IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET (WWW.PROXYVOTE.COM), BY TELEPHONE (1-800-690-6903) OR BY MAIL (IF YOU REQUESTED AND RECEIVED A PAPER COPY OF THE PROXY CARD). IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS REGARDING HOW TO REQUEST A PROXY CARD.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 6, 2017
The proxy statement and annual report are available at
www.proxyvote.com

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2300
Atlanta, Georgia 30309
PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting Information

•	January 6, 2017, at 11:00 a.m. Eastern Time

•	Four Seasons Hotel - Madison Conference Room, 75 Fourteenth Street, NE, Atlanta, Georgia

•	The record date is November 11, 2016.
Items of Business

Proposal		Board Vote Recommendation	Page Reference (for more information)
1.	Elect four directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2019 fiscal year;	FOR ALL	17
2.	Ratify the appointment of our independent registered public accounting firm for fiscal year 2017	FOR	21
3.	Hold an advisory vote to approve named executive officer compensation	FOR	52
4.	Approve an amendment to our Certificate of Incorporation to declassify the Board of Directors	FOR	53
5.	Consider and act upon a stockholder proposal, if properly presented	AGAINST	54
Director Nominees
The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) currently has 10 members. The Board is asking you to elect the four nominees named below to serve for terms that expire at the annual meeting for the 2019 fiscal year. In addition, the Company has six directors ("Continuing Directors") whose terms will expire at the annual meetings for the 2017 and 2018 fiscal years. Our Corporate Governance Guidelines provide that directors will not be nominated for election after their 75th birthday, except in unusual circumstances.
The following table provides summary information about the four director nominees to be elected at the annual meeting. The directors will be elected by a majority vote. For more information about the director nominees, see page 17.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
W. Patrick Battle	53	Managing Partner, Stillwater Family Holdings	Leadership, Operational, Marketing	Independent	Compensation, Governance	FY 2019
Gordon D. Harnett	73	Former Chairman, President and Chief Executive Officer, Brush Engineered Materials, Inc. (now known as Materion Corporation)	Leadership, Operational, International	Independent	Compensation, Governance	FY 2019
Robert F. McCullough	74	Former Chief Financial Officer, AMVESCAP PLC (now known as Invesco Ltd.)	Leadership, Financial, Accounting	Independent	Audit (Chair), Governance, Executive	FY 2019
Dominic J. Pileggi	65	Former Chairman and Chief Executive Officer, Thomas & Betts Corporation	Leadership, Industry, Operational, International	Independent	Audit, Governance	FY 2019
Continuing Directors
The following table provides summary information about the six continuing directors whose terms expire at the annual meetings for fiscal years 2016 or 2017. For more information about the continuing directors, see page 18.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Peter C. Browning	75	Managing Director, Peter Browning Partners Board Advisory Services	Leadership, Operational, Industry	Independent	Compensation, Governance (Chair), Executive	FY 2017
James H. Hance, Jr.	72	Operating Executive, The Carlyle Group LP; Retired Vice Chairman and Chief Financial Officer of Bank of America	Leadership, Operational, Financial	Independent	Audit, Governance	FY 2018
Vernon J. Nagel	59	Chairman, President and Chief Executive Officer, Acuity Brands, Inc.	Leadership, Operational, Strategic, Financial	—	Executive (Chair)	FY 2018
Julia B. North	69	Former President and Chief Executive Officer, VSI Enterprises, Inc.; Former President of Consumer Services, BellSouth Corporation	Leadership, Operational, Labor	Independent	Compensation, Governance	FY 2018
Ray M. Robinson	68	Retired President, Southern Region AT&T; Non- Executive Chairman, Citizens Trust Bank	Leadership, Operational	Independent	Compensation (Chair), Governance, Executive	FY 2017
Norman H. Wesley	66	Former Chairman and Chief Executive Officer, Fortune Brands, Inc.	Leadership, Operational, International	Independent	Audit, Governance	FY 2017

Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Board is asking you to ratify the selection of Ernst & Young LLP ("E&Y") as our independent registered public accounting firm for the fiscal year ending August 31, 2017. Set forth below is summary information with respect to the fees for services provided to us during the fiscal years ended August 31, 2016 and August 31, 2015. For more information see page 23.

	2016	2015
Fees Billed:
Audit Fees	$2,610,000	$2,340,000
Tax Fees	410,000	360,000
Total	$3,020,000	$2,700,000
Advisory Vote to Approve Named Executive Officer Compensation
The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. For more information see page 52.

Executive Compensation Overview
Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and alignment with stockholder interests. The core of our executive compensation philosophy continues to be to “pay for performance” for upper-quartile performance.
Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting and building management solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;

•	Operating profit margin in the mid-teens or higher;

•	Return on stockholders’ equity of 20% or better; and

•	Generation of cash flow from operations less capital expenditures in excess of net income.

Element of Compensation	Objective
Base Salary	•	Provide a competitive level of secure cash compensation; and
	•	Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	•	Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
	•	Reward individual performance and overall Company performance.
Performance-Based Annual Equity Incentive Award	•	Provide variable equity compensation opportunity based on achievement of annual performance goals;
	•	Reward individual performance and overall Company performance;
	•	Encourage and reward long-term appreciation of stockholder value;
	•	Encourage long-term retention through three-year and four-year vesting periods for awards; and
	•	Align interests of executives with those of stockholders.
Post-Termination Compensation	•	Encourage long-term retention through pension benefits; and
•
Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2016 Key Compensation Decisions
During fiscal 2016, we continued to successfully execute our strategy to extend our leadership position in the North American lighting and building management solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting and building management solutions and the strength of our many sales forces, have allowed us to outperform the growth rate of the overall lighting market we serve. In fiscal 2016, we achieved the following:

•	Record net sales of $3.3 billion, an increase of 22% compared with fiscal 2015;

•	Record operating profit of $475.2 million, an increase of 26% compared with fiscal 2015;

•	Record net income of $290.8 million, an increase of 31% compared with fiscal 2015;

•	Record diluted earnings per share of $6.63, an increase of 30% compared with fiscal 2015;

•	Net cash provided by operating activities of $345.7 million, an increase of $56.8 million compared with fiscal 2015;

•	Expanded our addressable market and enhanced our solutions portfolio with the completion of the acquisitions of Distech Controls, Juno Lighting Group, Geometri, and DGLogik; and

•
We ended fiscal 2016 with a cash balance of $413.2 million, while investing $83.7 million in capital expenditures, funding $623.2 million for acquisitions, and paying $22.9 million of dividends to stockholders.

Adjusted operating profit for fiscal 2016 increased $134.1 million to a record $555.2 million, or 16.9% of net sales, compared with prior year’s adjusted operating profit of $421.1 million, or 15.6% of net sales. Adjusted diluted earnings per share for fiscal 2016 was a record $7.84, an increase of 34% compared with fiscal 2015 adjusted diluted earnings per share of $5.83. See page 24 of our Annual Report on Form 10-K for fiscal 2016 for a reconciliation of adjusted operating profit and adjusted diluted earnings per share for fiscal 2016 and 2015.
At August 31, 2016, the 1, 3, and 5-year annualized total returns on the Company’s common stock exceeded that of each of its respective benchmark indexes as noted in the following table:

	Annualized Total Returns
	1-Year	3-Years	5-Years
Acuity Brands, Inc.	42%	48%	44%
Dow Jones U.S. Electrical Components & Equipment Index	14%	9%	15%
Dow Jones U.S. Building Materials & Fixtures Index	24%	21%	28%
Standard & Poor’s 500 Index	13%	12%	15%
Based on the comprehensive performance assessment, combined with a review of our financial results, the economic environment, and the competitive landscape, the Compensation Committee made the following key compensation decisions for fiscal 2016 for our named executive officers:

•
Messrs. Black and Reece each received a base salary increase to $455,000 from $440,000. Additionally, for the Annual Cash Incentive Plan, the individual incentive target percentage for each Messrs. Black and Reece was increased to 100% from 90%. The increases were based on market data, the performance of each individual, and in recognition of strong company performance in fiscal 2015.

•
Annual cash incentive awards to named executive officers were paid at approximately 290% of target based on Company achievement of fiscal 2016 performance goals (adjusted diluted earnings per share, adjusted consolidated operating profit margin, and adjusted cash flow) previously approved by the Compensation Committee, adjusted for their individual performance factor.

•
Equity incentive awards (granted in October 2016 based upon fiscal 2016 performance) were approved at approximately 150% of target based on Company achievement of the fiscal 2016 performance goal (adjusted diluted earnings per share) and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with stockholder interests including the appropriate balance of risk, long-term company stock price performance, and retention.

•
The severance agreements for Messrs. Black and Reece were each amended to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive’s gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation Committee under the Annual Cash Incentive Plan.

For more information about compensation decisions, see the Compensation Discussion and Analysis on page 26.

2016 Compensation Summary
The following table summarizes the compensation of our chief executive officer, chief financial officer, and our other executive officer, to whom we refer collectively as the named executive officers, for fiscal 2016.

Name	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Vernon J. Nagel	$600,000	$3,333,320	$1,666,681	$5,000,000	$4,615,999	$59,516	$15,275,516
Mark A. Black	451,250	1,000,141	499,980	2,000,000	4,047,509	9,645	8,008,525
Richard K. Reece	451,250	1,000,141	499,980	2,000,000	2,817,627	12,147	6,781,145
_______________

(1)	Represents the grant date fair value of the restricted stock and option awards that were granted on October 26, 2015 under our equity incentive plan for fiscal 2015 performance.
For more information about the compensation paid, see Executive Compensation on page 41.
Proposal to Amend our Certificate of Incorporation to Declassify the Board
We are asking you to approve an amendment to our Restated Certificate of Incorporation (the “Certificate”) to phase out the classified structure of our Board of Directors. If you approve this amendment, all directors elected by the stockholders at and after the annual meeting of stockholders following the end of fiscal year 2017 (the “2017 Annual Meeting”) will be elected for one-year terms. Directors elected prior to the 2017 Annual Meeting, including the four nominees to be elected at this year's annual meeting, will continue to serve for their respective three-year terms.
Stockholder Proposal
We have been advised that a stockholder proposal relating to our dividend policy will be presented at the annual meeting. For more information, see Item 5 on page 54.
Governance Highlights and Enhancements
Our corporate governance framework includes the following elements:

•	9 out of 10 directors are independent

•	majority voting for directors in uncontested elections;

•	strong lead director;

•	board oversight of risk management;

•	annual, robust board and committee self-evaluation process, including peer assessments for all directors standing for re-election;

•	executive and director stock ownership guidelines;

•	prohibitions on hedging and pledging of our common stock;

•	robust clawback policy for incentive compensation paid to current and former executive officers and their direct reports;

•	no shareholder rights plan or “poison pill”.
In addition, since the 2015 annual meeting, our Board of Directors has approved a number of changes to our corporate governance practices, including amendments to our Amended and Restated By-Laws (“By-Laws”) to include proxy access rights and amendments to our Corporate Governance Guidelines to increase the retirement age of directors to 75 from 72 and to reduce the number of public boards that our directors may sit on from 6 to 5, subject to grandfathering provisions, both of which are intended to allow for orderly transition. For more information see page 9. In addition, the Board of Directors has approved, and recommended that our stockholders approve, the amendment to our Certificate to phase out the classified structure of our Board of Directors, if approved by our stockholders. For more information, see Item 4 on page 53.

PROXY STATEMENT
The Board is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders for fiscal 2016 (the "2016 Annual Meeting") to be held on January 6, 2017. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2016 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or about November 18, 2016. For stockholders who previously made a request to receive a paper copy of the proxy materials, we anticipate that a paper copy of the Proxy Statement, 2016 Annual Report to Stockholders and proxy card will first be mailed on or about November 18, 2016. For stockholders who previously made a request to receive email delivery of the proxy materials, we anticipate that a proxy materials email with instructions on how to access our Proxy Statement and 2016 Annual Report to Stockholders and how to vote over the Internet will first be emailed on or about November 18, 2016.
All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.
Only owners of record of shares of common stock of the Company at the close of business on November 11, 2016, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 44,083,641 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT
What is a proxy?
It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2016 Annual Meeting. These officers are Vernon J. Nagel and Richard K. Reece.
What is a proxy statement?
It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel and Richard K. Reece as proxies to vote on your behalf.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the proxy statement and 2016 Annual Report to Stockholders over the Internet at www.proxyvote.com. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.
What is the difference between a stockholder of record and a stockholder who holds stock in street name?
If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?
November 11, 2016 is the record date for the 2016 Annual Meeting. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?
As a stockholder of record, you may vote by one of the four methods described below:
By the Internet.    You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.
By Telephone.    You may give your voting instructions by calling 1-800-690-6903. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.
By Mail.    You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.
In Person.    You may vote in person at the annual meeting.
How do I vote as a street name stockholder?
If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.
If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.
What if I sign and return a proxy card, but do not provide voting instructions?
Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the four nominees for director described in this proxy statement;

•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2017;

•	for the approval, on an advisory basis, of named executive officer compensation;

•	for the approval of the amendment to our Certificate of Incorporation to declassify the Board of Directors; and

•	against the stockholder proposal, if properly presented.

What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 5, 2017;

•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or

•	voting in person at the annual meeting.
What is a quorum?
The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?
If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.
If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.
The ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.
When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm is considered a “routine” matter. The other matters are not considered routine matters.
We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are abstentions and broker non-votes counted?
Broker non-votes will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to a matter that is not “routine.” Because none of the matters contained in this proxy statement other than the ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote the shares with respect to such matters and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matters.

Abstentions and broker non-votes will have the effect of a vote against the proposal to approve the amendment to our Certificate to declassify the Board (Item 4) but will have no effect on any of the other proposals at the annual meeting.
How are votes tabulated?
According to our By-Laws, each of the proposed items will be determined as follows:
Election of Directors:    To be elected, each of the four nominees must receive the affirmative vote of the majority of votes cast for such director at the annual meeting.
Proposal to Amend our Restated Certificate of Incorporation to Declassify our Board: For this proposal to pass, the proposal must receive the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of our common stock.
All Other Proposals:    For all of the other proposals described in this Proxy Statement and any other proposals that may be presented at the annual meeting, such proposal will be determined by a majority of the votes cast affirmatively or negatively.
How are proxies solicited and what is the cost?
We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone, and personal contact. They will not receive any additional compensation for these activities.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 6, 2017
The proxy statement and annual report are available at
www.proxyvote.com

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,
GOVERNANCE, AND COMPANY DOCUMENTS
The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.
How do I contact the Board of Directors?
Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chairman of the Governance Committee and with members of the Audit Committee as a group by writing to the Chairman of the Audit Committee, each in the care of the Corporate Secretary at our principal executive offices. Our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. All communications will be forwarded promptly by the Corporate Secretary to the appropriate Board member.
Where can I see the Company’s corporate documents and SEC filings?
The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation

•	By-Laws

•	Corporate Governance Guidelines

•	Statement of Responsibilities of Committees of the Board (Charters of the Committees)

•	Statement of Rules and Procedures of Committees of the Board

•	Code of Ethics and Business Conduct

•	Foreign Corrupt Practices Compliance Policy

•	Policy Regarding Interested Party Communications with Directors

•	Policy on Stockholder Recommendations for Board of Director Candidates
Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309. Our SEC filings are available on our website under “SEC Filings.”
Our proxy materials and annual report are available on our website under “Annual Report/Proxy.”
Governance Enhancements
Since our 2015 Annual Meeting, our Board of Directors has approved a number of changes to our corporate governance practices, including amendments to our By-Laws to include proxy access rights, which enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. The amendment to our By-Laws to include proxy access was the result of the Board’s ongoing review of our corporate governance structure and current trends in corporate governance. The Board believes the proxy access bylaw provisions adopted by the company conform generally with prevailing terms of proxy access bylaw provisions adopted by other public companies over the last two years and they reflect consideration of factors identified by proxy advisory firms and corporate governance experts as critical to providing meaningful proxy access rights for stockholders.
We also recently approved amendments to our Corporate Governance Guidelines to increase the retirement age of directors from 72 to 75 and to reduce the number of public boards that our directors may sit on from 6 to 5, subject to grandfathering provisions for directors serving on public company boards in excess of the decreased limit as of September 2016 until the end of such director’s current term. Both the increase in age limit and the grandfathering provision for service on other boards are intended to allow for orderly transition of our Board of Directors as part of our ongoing board review and refreshment process. In addition, our Board of Directors approved, and has recommended that our stockholders approve, the amendment to our Certificate to phase out the classified structure of our Board of Directors.
How are directors nominated?
The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee in consultation with the Chairman of the Board, evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting undergo peer and self-assessment prior to being nominated for reelection.
When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, and candidates may be identified through the engagement of an outside search firm, recommendations from independent directors, the Chairman of the Board, management, or other advisors to the Company, and shareholder recommendations. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as marketing, manufacturing, software, and electronic and distribution technologies, as well as accounting or financial management. Our Corporate Governance Guidelines provide that the Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. The Governance Committee and the Board seeks to have a Board that is diverse in terms of experience across a range of industries and skill sets. In addition, the Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines generally prohibit a director from serving on more than five public company boards (including our Board) at one time.
Final candidates are generally interviewed by multiple Committee members as well as the Chairman of the Board. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.
Recommendations for Candidates for Director by Stockholders.    Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our By-Laws, each as explained below under “Next Annual Meeting—Stockholder Proposals and Director Nominations.”
Proxy Access Nominations. Additionally, in September 2016, our Board of Directors amended our By-Laws to include proxy access rights, which enable a stockholder or a group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director candidates constituting up to the greater of 20% of the number of directors then in office or two directors, subject to the requirements specified in our By-Laws. Proxy access will first be available to stockholders in connection with our 2017 annual meeting. Stockholders who wish to nominate director candidates for inclusion in our proxy materials under our proxy access Bylaw provisions must satisfy the requirements in our By-Laws as described under “Next Annual Meeting - Stockholder Proposals and Director Nominations.” The Board expects to evaluate any director candidates nominated through the proxy access process in a manner similar to that for other director candidates.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership
The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees:

Director	Executive	Audit	Compensation	Governance
Vernon J. Nagel	Chairman	—	—	—
W. Patrick Battle	—	—	X	X
Peter C. Browning	X	—	X	Chairman
James H. Hance, Jr.	—	X	—	X
Gordon D. Harnett	—	—	X	X
Robert F. McCullough	X	Chairman	—	X
Julia B. North	—	—	X	X
Dominic J. Pileggi	—	X	—	X
Ray M. Robinson	X	—	Chairman	X
Norman H. Wesley	—	X	—	X
During the fiscal year ended August 31, 2016, the Board met five times. All but one of our directors attended 100% of the Board meetings and the one director attended 80% of the Board meetings. All but three of our directors attended 100% of the total committee meetings on which the director served during the fiscal year, and the three directors attended at least 77% of the total meetings held by the Board and the committees on which the director served. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.
Board Leadership Structure
Mr. Nagel currently holds the positions of Chairman of the Board and Chief Executive Officer, and Mr. Browning serves as our independent Lead Director. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is a member of management, there will be a Lead Director. The Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders.
The Lead Director’s responsibilities are set forth in our Corporate Governance Guidelines. These responsibilities include:

•	Providing oversight to ensure the Board works in an independent, cohesive fashion;

•	Ensuring Board leadership in the absence or incapacitation of the Chairman of the Board;

•	Chairing Board meetings when the Chairman of the Board is not in attendance;

•
Coordinating with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and

•	Developing the agenda for and chairing executive sessions and acting as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions.
In addition, the Lead Director is entitled to request material and receive notice of and attend all meetings of Board committees. The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.

Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors. As described below under “Item 1—Election of Director,” 9 of our 10 directors are independent. In addition, all of the directors on each of the Audit, Compensation, and Governance Committees are independent directors. Each of these committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work.
Our Corporate Governance Guidelines further provide that all non-management directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.

Our company has employed this leadership structure of a combined Chairman and Chief Executive Officer for many years, and we believe that this leadership structure has been effective for us. We believe that having a combined Chairman and Chief Executive Officer, an independent Lead Director, a Board comprised of 90% independent directors who meet regularly in executive session, and independent chairs for the Board’s Audit, Compensation, and Governance Committees provides the best form of leadership for us and our stockholders. The Board believes that our leadership structure promotes unified leadership and direction for the Company, allowing for focus and insight on important strategic initiatives, and clear focus for management to execute our strategy and business plans.
The Board’s Role in Risk Oversight
Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes.
The Audit Committee is specifically charged with the responsibility of meeting periodically with management to discuss policies with respect to financial risk assessment and risk management, including the steps management has taken to monitor and control such risks. The other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers risk in designing the compensation program, with the goal of appropriately balancing annual incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation Committee is included in the “Compensation Discussion and Analysis” later in this proxy statement.
In addition to the committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing. At least annually, management prepares an enterprise risk management report identifying and evaluating these key risks, including cyber risk, and how these risks are being managed. Management presents the report to the Board which also receives updates from management as to material changes to the risk profile or newly identified risks during the year. The Board also receives reports on risk management from the committee chairs.
We believe that our leadership structure, as described above, supports the risk oversight function of the Board. With his in-depth knowledge and understanding of our operations, our Chairman and Chief Executive Officer, Mr. Nagel, is well-positioned to bring key strategic and business issues and risks to the Board’s attention. We have an independent Lead Director and strong independent directors that chair the various committees involved with risk oversight and we encourage open communication between management and directors with respect to risk oversight.
The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2016 fiscal year.
The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange (the “NYSE”). Each quarter, the Audit Committee meets separately with the independent registered public accounting firm and the internal auditor without other management present. Periodically, and when necessary, the Audit Committee meets separately with the chief financial officer and the general counsel without other management present to review legal and compliance matters. The Board has determined that Messrs. Hance, McCullough, Pileggi, and Wesley satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the NYSE. The Committee held five meetings during the 2016 fiscal year.
The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board has determined that each member of the Committee meets the additional independence requirements applicable to compensation committees under NYSE listing standards. The Committee held five meetings during the 2016 fiscal year.
The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending Corporate Governance Guidelines, recommending and overseeing the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the NYSE. The Committee held three meetings during the 2016 fiscal year.
Board Evaluation Process
The Board believes in a robust self-evaluation process, including peer-to-peer assessment of the individual directors. The Governance Committee oversees this process on behalf of the Board. Each year, all members of the Board complete a detailed confidential questionnaire which provides for ratings in key areas and also seeks subjective comments. Outside counsel collects and analyzes the data and prepares a written report summarizing the responses. The Governance Committee discusses the report with the full Board. Matters requiring follow-up are addressed by the Chairman of the Governance Committee and the Chairman of the Board.

Compensation Committee Interlocks and Insider Participation
The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2016 were Ray M. Robinson, Chairman, W. Patrick Battle, Peter C. Browning, Gordon D. Harnett, and Julia B. North. None of these individuals are or ever have been officers or employees of the Company. During the 2016 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or our other directors are affiliated.

COMPENSATION OF DIRECTORS
Non-Employee Directors
We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;

•	compensation should align directors’ interests with the long-term interests of stockholders; and

•	the structure of the compensation should be simple, transparent, and easy for stockholders to understand.
Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.
Director Compensation Program for Fiscal 2016
In fiscal 2015, the Compensation Committee reviewed the non-employee director compensation program with the assistance of the independent compensation consultant based on practices at the same peer companies the Compensation Committee selected to evaluate executive officer compensation. In order to position non-employee director compensation at approximately the 50th percentile of the competitive market, the Compensation Committee recommended and the Board approved changes to the program effective for fiscal 2016. The last time non-employee director compensation had been adjusted was in 2013.
The non-employee director compensation program for fiscal year 2016 provides for an annual director fee in the amount of $205,000, which includes meeting fees for the first six Board meetings and the first six meetings attended for each committee, and an additional fee of $15,000 for serving as chairman of a committee. Non-employee directors receive $2,000 for each Board meeting attended in excess of six Board meetings per year and $1,500 for each committee meeting attended in excess of six committee meetings of each committee per year.
Approximately 39% of the annual director fee, or $80,000, is payable in cash. The cash portion of the annual director fee and any chairman or meeting fees may be deferred into the Deferred Compensation Plan described below. Approximately 61% of the annual director fee, or $125,000, is required to be deferred into deferred stock units in the Deferred Compensation Plan until the director exceeds the stock ownership requirement of five times the annual cash retainer fee (5 x $80,000, or $400,000). Once the stock ownership guideline has been met, non-employee directors may annually elect to receive this portion of the annual director fee in vested stock grants. Stock grants are issued pursuant to the Deferred Compensation Plan.

Deferred Compensation Plan
We maintain the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which was approved by stockholders in January 2012. Director fees that non-employee directors elect to defer are invested in deferred stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. Dividend equivalents on deferred stock units are credited to the interest-bearing account. The Deferred Compensation Plan provides for grants of vested stock in lieu of mandatory deferral for the non-cash component of the annual director fee if the director’s stock ownership exceeds the stock ownership requirement.
Stock Ownership Requirement
In fiscal year 2016, each non-employee director was subject to a stock ownership requirement that required the director to attain ownership in our common stock valued at $400,000, equal to five times the annual cash retainer fee of $80,000, within four years of joining our Board. For purposes of the ownership requirement, deferred stock units and unvested restricted stock are counted toward the ownership requirement. Each of our non-employee directors meets these stock ownership guidelines. See “Beneficial Ownership of the Company’s Securities.”

Director Compensation Table for Fiscal 2016
The following table sets forth information concerning fiscal 2016 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(1)(2)	Total ($)(3)
W. Patrick Battle	$80,000	$125,000	$205,000
Peter C. Browning	95,000	125,000	220,000
George C. Guynn (4)	40,000	62,500	102,500
James H. Hance, Jr.	80,000	125,000	205,000
Gordon D. Harnett	80,000	125,000	205,000
Robert F. McCullough	95,000	125,000	220,000
Julia B. North	80,000	125,000	205,000
Dominic J. Pileggi	80,000	125,000	205,000
Ray M. Robinson	95,000	125,000	220,000
Norman H. Wesley	80,000	125,000	205,000
_______________

(1)
The $80,000 payable to the director in cash along with any chairman or excess meeting fees may be deferred at the election of the director into either stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. The $125,000 non-cash portion of the annual director fee may, at the election of the director, be granted in vested stock if the director’s stock ownership exceeds the stock ownership requirement. Fiscal 2016 director compensation granted in the form of stock awards were issued as follows:

	Paid as Vested Stock Grants		Paid as Deferred Stock Units
Name	$	#	$	#
W. Patrick Battle	$ –0–	–0–	$125,000	552
Peter C. Browning	125,000	554	–0–	–0–
George C. Guynn (4)	62,500	287	–0–	–0–
James H. Hance, Jr.	125,000	554	–0–	–0–
Gordon D. Harnett	–0–	–0–	125,000	552
Robert F. McCullough	46,875	204	78,125	350
Julia B. North	93,750	405	31,250	148
Dominic J. Pileggi	–0–	–0–	125,000	552
Ray M. Robinson	93,750	405	31,250	148
Norman H. Wesley	–0–	–0–	125,000	552
_______________

(2)
On the dates that Messrs. Battle and Hance joined our Board, each received a grant of restricted stock with a value of $20,000 that vests pro rata over three years. The number of shares was determined by dividing the intended value of $20,000 by the closing price of the stock on the date of grant. During fiscal 2016, 55 shares vested for each of Messrs. Battle and Mr. Hance. The aggregate number of outstanding stock awards at August 31, 2016 was 110 for Mr. Battle, and 55 for Mr. Hance.

(3)	The only perquisite received by directors is a company match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.

(4)	Mr. Guynn did not stand for re-election at the 2015Annual Meeting and retired from the Board.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES
The following table sets forth information concerning beneficial ownership of our common stock as of October 31, 2016, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock. None of our executive officers or non-employee directors holds any of our stock subject to pledge.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
Mark A. Black	52,715	*	–0–
W. Patrick Battle	1,479	*	1,054
Peter C. Browning	1,833	*	22,587
James H. Hance, Jr.	9,163	*	182
Gordon D. Harnett	2,518	*	13,060
Robert F. McCullough	2,515	*	20,573
Vernon J. Nagel	359,352	*	–0–
Julia B. North	405	*	26,513
Dominic J. Pileggi	316	*	3,426
Richard K. Reece	165,918	*	–0–
Ray M. Robinson	2,119	*	30,848
Norman H. Wesley	8,225	*	5,517
All directors and executive officers as a group (12 persons)	606,558	1.4%	123,760
BlackRock, Inc. (6)	3,317,752	7.5%	N/A
The Vanguard Group (7)	3,126,884	7.1%	N/A
T. Rowe Price Associates, Inc. (8)	2,824,021	6.4%	N/A
FMR LLC (9)	2,493,201	5.7%	N/A
JPMorgan Chase & Co. (10)	2,252,190	5.1%	N/A
 _______________

*	Represents less than 1% of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)
Includes shares that may be acquired within 60 days of October 31, 2016 upon the exercise of employee stock options, as follows: Mr. Nagel, 105,352 shares; Mr. Reece, 36,097 shares; Mr. Black, 10,543 shares; and all executive officers as a group, 151,992 shares.

(3)
Includes time-vesting restricted shares granted under our 2012 Omnibus Stock Incentive Compensation Plan, portions of which vest in August 2017, September 2017, and October 2017, 2018, 2019 and 2020. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Messrs. Battle and Hance, 55 shares; Mr. Black, 38,410 shares; Mr. Nagel, 38,943 shares; Mr. Reece, 30,410 shares; and all current directors and executive officers as a group, 107,873 shares.

(4)	Based on aggregate of 44,074,638 shares of Acuity Brands common stock issued and outstanding as of October 31, 2016.

(5)
Includes share units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plans. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, on January 25, 2016 containing information as of December 31, 2015.

(7)
This information is based on a Schedule 13G/A filed with the SEC by The Vanguard Group, 100 Vanguard Blvd., Malvern, Pennsylvania 19355 on February 10, 2016 containing information as of December 31, 2015.

(8)
This information is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, on February 11, 2016 containing information as of December 31, 2015.

(9)	This information is based on a Schedule 13G filed with the SEC by FMR LLC, 245 Summer Street, Boston, Massachusetts 02210, on February 12, 2016 containing information as of December 31, 2015.

(10)	This information is based on a Schedule 13G/A filed with the SEC by JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 on January 11, 2016 containing information as of December 31, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Directors, officers, and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the NYSE, and us. All filings were timely during fiscal year 2016, except that, due to administrative error by the Company, the Form 4s for Messrs. Black's and Reece's June 1, 2016 vesting of restricted stock was filed late.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.
We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.
Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We annually request each director to verify and update the following information:

•	a list of entities where the director is an employee, director, or executive officer;

•	each entity where an immediate family member of a director is an executive officer;

•	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and

•	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director, or trustee.

We compile a list of all such persons and entities. The list is reviewed and updated and then distributed within the Company to identify potential transactions through comparison to ongoing transactions along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.
In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships, or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.
Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.
Management also follows additional procedures to identify related party transactions. These procedures are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees. Additional quarterly procedures are completed to affirm no changes to annual representations.
With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS
The Board is responsible for supervising the management of the Company. The Board has determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the NYSE, the categorical standards set forth in our Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance”), and a finding of no other material relationships.
The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. For a discussion on the proposal to amend our Certificate to declassify the Board, see Item 4 on page 53. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at ten.
The terms for four of our directors, W. Patrick Battle, Gordon D. Harnett, Robert F. McCullough, and Dominic J. Pileggi, expire at this annual meeting. All have been nominated for re-election at the annual meeting. If elected, they will hold office for three-year terms expiring at the annual meeting for fiscal year 2019 or until their successors are elected and qualified. Our Corporate Governance Guidelines provide that directors will not be nominated for election after their 75th birthday, except in unusual circumstances, and are expected to offer to resign as of the annual meeting following their 75th birthday.
The persons named in the accompanying proxy, or their substitutes, will vote for the election of the four nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the proposed nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.
The four director nominees listed below are currently directors of the Company. The following is a summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.

Director Nominees for Terms Expiring at the Annual Meetings for Fiscal Year 2019

W. PATRICK BATTLE

•	53 years old

•	Director since September 2014

•	Managing Partner of Stillwater Family Holdings since 2010

•
Chairman of IMG College (formerly known as The Collegiate Licensing Company, “CLC”) from 2007 to 2011; prior to joining IMG in 2007, Mr. Battle was president and chief executive officer of CLC, where he worked since 1984. CLC is the nation’s oldest and largest marketing agency dedicated to providing domestic and international trademark licensing services to the collegiate market

•	Member of the Compensation and Governance Committees of the Board

•	Mr. Battle’s operational, strategic, and marketing expertise gained through senior leadership positions qualifies him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal 2019

GORDON D. HARNETT

•	73 years old

•	Director since January 2009

•	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. (now known as Materion Corporation) from 1991 until May 2006

•
Senior Vice President of The B.F. Goodrich Company (“Goodrich”) from 1988 to 1991; President and Chief Executive Officer of Tremco Inc., a wholly owned subsidiary of Goodrich, from 1982 to 1988; series of senior executive positions with Goodrich from 1977 to 1982

•	Director: EnPro Industries, Inc. (Non-executive Chairman)

•	Previous Directorships: Brush Engineered Materials, Inc., The Lubrizol Corporation, and PolyOne Corporation

•	Member of the Compensation and Governance Committees of the Board

•
Mr. Harnett’s knowledge of the manufacturing industry, leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation and broad understanding of international operations gained through senior leadership positions, qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal Year 2019

ROBERT F. McCULLOUGH

•	74 years old

•	Director since March 2003

•	Former Chief Financial Officer of AMVESCAP PLC (now known as Invesco Ltd.) from April 1996 to May 2004 and Senior Partner from May 2004 until he retired in December 2006

•	Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996

•	Certified Public Accountant

•	Member of the American Institute and the Georgia Society of Certified Public Accountants

•	Director: Primerica, Inc.

•	Previous Directorships: Comverge, Inc., Mirant Corporation, and Schweitzer-Mauduit International, Inc.

•	Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board

•
Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal Year 2019

DOMINIC J. PILEGGI

•	65 years old

•	Director since September 2012

•	Chairman of Thomas & Betts Corporation from 2006 to 2013; Thomas & Betts Corporation was acquired by ABB Ltd. in May 2012

•
Chief Executive Officer of Thomas & Betts from January 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President—Electrical Products (2000 to 2003)

•	Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000

•	Former Chairman of the Board of Governors of the National Electrical Manufacturers Association

•	Previous Directorships: Exide Corporation, Lubrizol Corporation, and Viasystems Group

•	Member of the Audit and Governance Committees of the Board

•
Mr. Pileggi’s operational, manufacturing, marketing and strategic expertise from his more than 20 years in the electrical products industry, including his experience as the Chief Executive Officer of a global public company servicing multinational industrial businesses, and his significant corporate governance knowledge from service on other public company boards, qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal Year 2019

The Board of Directors recommends that you vote FOR the four director nominees.

Continuing Directors with Terms Expiring at the Annual Meetings for Fiscal Years 2017 or 2018
The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.
PETER C. BROWNING

•	75 years old

•	Director since December 2001

•	Managing Director of Peter Browning Partners Board Advisory Services since 2010

•	Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005

•	Executive of Sonoco Products Company from 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000

•	Chairman and CEO of National Gypsum from 1990 to 1993

•	Director: Gypsum Management & Supply, Inc., ScanSource, Inc.

•	Previous Directorships: EnPro Industries, Inc., Lowe’s Companies, Inc., Nucor Corporation, and The Phoenix Companies, Inc.

•	Lead Director, Chairman of the Governance Committee, and a member of the Compensation and Executive Committees of the Board

•
Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies servicing individual and consumer businesses, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the manufacturing industry gained from senior leadership positions and board service qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal 2017

JAMES H. HANCE, JR.

•	72 years old

•	Director since August 2014

•	Operating executive of the Carlyle Group LP

•	Vice Chairman of Bank of America from 1993 to 2005; Chief Financial Officer from 1988 to 2004

•	Chairman and co-owner of Consolidated Coin Caterers Corporation from 1985 to 1986

•	Joined the audit staff of Price Waterhouse in 1969, served as Partner from 1979 until 1985

•	Certified Public Accountant

•	Director: Carlyle Group LP, Ford Motor Company, and Parkway, Inc.

•	Previous Directorships: Cousins Properties, Inc., Duke Energy Corporation, Sprint-Nextel Corporation, Rayonier, Inc., Enpro Industries, Morgan Stanley, and Bank of America Corporation

•	Member of the Audit and Governance Committees of the Board

•
Mr. Hance’s extensive management, operational, and financial expertise as well as his significant corporate governance knowledge from service on other public company boards qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal Year 2018

VERNON J. NAGEL

•	59 years old

•	Director since January 2004

•	Chairman and Chief Executive Officer of the Company since September 2004; President since August 2005

•	Vice Chairman and Chief Financial Officer from January 2004 through August 2004 and Executive Vice President and Chief Financial Officer from December 2001 to January 2004

•	Certified Public Accountant (inactive)

•	Serves on the Governance Board of the National Electrical Manufacturers Association and the Georgia Aquarium

•	Chairman of the Executive Committee of the Board

•
Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, unique understanding of our strategies and operations, and extensive financial and accounting expertise gained through his senior leadership positions with the Company qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal Year 2018

JULIA B. NORTH

•	69 years old

•	Director since June 2002

•	President and Chief Executive Officer of VSI Enterprises, Inc. from November 1997 to July 1999

•	Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services

•	Director: Community Health Systems, Inc.

•	Previous Directorships: Lumos Networks Corp., Simtrol, Inc., Winn-Dixie Stores, Inc., MAPICS, Inc., and NTELOS Holdings Corp.

•	Member of the Compensation and Governance Committees of the Board

•
Ms. North’s operational expertise in marketing and consumer service gained through senior executive positions, service as a director on other public company boards, and experience across a wide range of complex industries, including at companies with large labor intensive-workforces, qualify her to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal Year 2018

RAY M. ROBINSON

•	68 years old

•	Director since December 2001

•	Non-executive Chairman of Citizens Trust Bank since May 2003

•	President of Atlanta’s East Lake Golf Club from May 2003 to December 2005 and President Emeritus since December 2005

•	Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and Vice Chairman since January 2005

•	President of the Southern Region of AT&T Corporation from 1996 to May 2003

•
Director: Aaron’s Inc. (Chairman), American Airlines Group, Inc., Avnet, Inc., Fortress Transportation and Infrastructure Investors LLC, and Citizens Trust Bank (Chairman) (trading as Citizens Bancshares)

•	Previous Directorships: Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc.

•	Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board

•
Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal 2017
NORMAN H. WESLEY

•	66 years old

•	Director since January 2011

•
Chairman of Fortune Brands, Inc. (“Fortune”) from December 1999 to September 2008; served as Chief Executive Officer from December 1999 to December 2007; also served in a series of senior executive positions with Fortune from 1984 to 1999

•	Director: Fortune Brands Home & Security, Inc. and Acushnet Holdings Corp.

•	Previous Directorships: Keurig Green Mountain, Inc., R.R. Donnelly & Sons Company, Pactiv Corporation, Fortune Brands, Inc., and ACCO Brands Corporation

•	Member of the Audit and Governance Committees of the Board

•
Mr. Wesley’s operational and strategic expertise from more than 20 years of experience as a senior executive, including eight years of experience as Chairman and Chief Executive Officer of a multinational corporation with various brands serving multiple sales channels, as well as his service on other public company boards qualify him to serve as a director of our Board

•	Term expires at the Annual Meeting for Fiscal 2017

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2016 Annual Meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP ("E&Y") as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2017. E&Y has performed this function for us since 2002. One or more representatives of E&Y are expected to be present at the 2016 Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2016 and fiscal year 2015 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”
The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange. The Committee held five meetings during fiscal year 2016.
The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management to discuss the audited financial statements in the Company’s Annual Report on Form 10-K, including the quality, not just the acceptability, of the accounting policies; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.
The Audit Committee received from the independent registered public accounting firm the required written disclosures regarding its independence and the report regarding the results of its integrated audit. The Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting policies and such other matters as are required to be discussed with the Committee under the rules adopted by the Public Company Accounting Oversight Board (United States) (“PCAOB”), the rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered whether the non-audit services provided by them during fiscal 2016 were compatible with the independent registered public accounting firm’s independence.
The Committee also reviewed and discussed together with management and the independent registered public accounting firm the Company’s audited financial statements for the year ended August 31, 2016 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting, including their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls and the independent registered public accounting firm’s audit of internal control over financial reporting.
The Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditors and the independent registered public accounting firm on a quarterly basis, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.
Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the audited financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2016 for filing with the SEC.
The Audit Committee is directly responsible for the appointment and oversight of our independent registered public accounting firm, including review of their qualifications, independence and performance. In determining whether to reappoint

Ernst & Young LLP (“E&Y”) as the Company’s independent auditor, the Audit Committee took into consideration a number of factors, including the length of time the firm has been engaged, the quality of the Audit Committee’s ongoing discussions with E&Y, an assessment of the professional qualifications and past performance of the audit team, the appropriateness of fees, and external data regarding the firm’s audit quality and performance, including recent PCAOB reports on E&Y and its peer firms. Based on this evaluation, the Audit Committee believes that E&Y is independent and that it is in the best interests of the Company and our stockholders to retain E&Y to serve as our independent auditor for fiscal 2017.
AUDIT COMMITTEE
Robert F. McCullough, Chairman
James H. Hance, Jr.
Dominic J. Pileggi
Norman H. Wesley

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2016 and 2015:

	2016	2015
Fees Billed:
Audit Fees	$2,610,000	$2,340,000
Tax Fees	410,000	360,000
Total	$3,020,000	$2,700,000
Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audits of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.
Tax Fees include amounts billed to us primarily for international tax compliance as well as for assistance with the pursuit of discretionary incentives from various tax authorities related to proposed business and expansion plans.
The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.
The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.
There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS
Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Continuing Directors with Terms Expiring at the Annual Meeting for Fiscal Years 2017 or 2018."
Other executive officers as of the date of this Proxy Statement are:

Name and Principal Business Affiliations

MARK A. BLACK

•	55 years old

•	Executive Vice President of the Company since January 2013

•	President of Acuity Brands Lighting, Inc. since March 2014; Executive Vice President from December 2007 until March 2014

•	Senior Vice President, Acuity Business Systems for Acuity Brands, Inc. from September 2006 to December 2007

•	Independent consultant for ‘Lean’ principles and implementation from September 2003 to August 2006

•	President of CPM, Inc. from December 2000 to August 2003

RICHARD K. REECE

•	60 years old

•	Executive Vice President of the Company since September 2006; Chief Financial Officer since December 2005; and Senior Vice President from December 2005 to September 2006

•	Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005

•	President of Belden’s Communications Division from June 1999 to April 2002

•	Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999

•	Certified Public Accountant

•	Member of the American Institute and the Texas Society of Certified Public Accountants

•	Serves on the Board of the National Association of Manufacturers, Georgia Chamber of Commerce, and Atlanta Police Foundation

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for fiscal 2016 for filing with the SEC.
COMPENSATION COMMITTEE
Ray M. Robinson, Chairman
W. Patrick Battle
Peter C. Browning
Gordon D. Harnett
Julia B. North

COMPENSATION DISCUSSION AND ANALYSIS
This section of the proxy statement describes the material elements of the fiscal 2016 compensation program for the named executive officers listed in the Summary Compensation Table. We first provide a highlight of key compensation considerations for fiscal 2016. We then give a business update and describe in more detail our executive compensation philosophy, the overall objectives of our compensation program, and each element of compensation that we provide. Finally, we describe the key factors the Compensation Committee considered in determining fiscal 2016 compensation for the named executive officers.
For fiscal 2016, our named executive officers are:

•	Vernon J. Nagel, Chairman, President and Chief Executive Officer;

•	Mark A. Black, Executive Vice President of the Company and President of Acuity Brands Lighting, Inc.; and

•	Richard K. Reece, Executive Vice President and Chief Financial Officer.
Key Compensation Decisions for Fiscal 2016
Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles, and alignment with stockholder interests. The core of our executive compensation philosophy is “pay for performance” for upper-quartile performance.
In making compensation decisions, the Compensation Committee took into account the level of achievement of certain financial performance measures (adjusted diluted earnings per share, adjusted consolidated operating profit margin and adjusted cash flow as detailed below1) as well as a number of other factors, including:

•	Return on stockholders’ equity in excess of cost of capital;

•
Solid execution of our annual business plan and progress on achieving key strategic goals, such as exceeding the growth rate of our end markets, expanding our industry-leading portfolio of innovative products and solutions, enhancing our customer service and support capabilities, and achieving operating efficiencies;

•	Continued focus on leadership development and performance management processes; and

•
Positive total shareholder returns (“TSR”) over the various 1, 3 and 5-year periods, as well as favorable comparisons to the Dow Jones U.S. Electrical Components & Equipment Index, the Dow Jones U.S. Building Materials & Fixtures Index, and the Standard & Poor’s 500 Index.

In fiscal 2016, the Company reported record results for net sales, net income, diluted earnings per share, and cash flow from operations. Fiscal 2016 net sales increased 22% and diluted earnings per share increased 30% over the prior year.
At August 31, 2016, the 1, 3, and 5-year annualized total returns on the Company’s common stock exceeded that of each of its respective benchmark indexes as noted in the following table:

	Annualized Total Returns
	1-Year	3-Years	5-Years
Acuity Brands, Inc.	42%	48%	44%
Dow Jones U.S. Electrical Components & Equipment Index	14%	9%	15%
Dow Jones U.S. Building Materials & Fixtures Index	24%	21%	28%
Standard & Poor’s 500 Index	13%	12%	15%
Based on this comprehensive performance assessment, combined with a review of the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers for fiscal 2016:

•
Messrs. Black and Reece each received a base salary increase to $455,000 from $440,000. Additionally, for the Annual Cash Incentive Plan, the individual incentive target percentage for each of Messrs. Black and Reece was increased to 100% from 90%. The increases were based on market data, the performance of each individual, and in recognition of strong company performance in fiscal 2015.

•
Annual cash incentive awards to named executive officers were paid at approximately 290% of target based on Company achievement of fiscal 2016 performance goals (adjusted diluted earnings per share, adjusted consolidated operating profit margin, and adjusted cash flow) previously approved by the Compensation Committee, adjusted for their individual performance factor.

•
Equity incentive awards (granted in October 2016 based upon fiscal 2016 performance) were approved at approximately 150% of target based on Company achievement of the fiscal 2016 performance goal (adjusted diluted earnings per share)

and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with stockholder interests including the appropriate balance of risk, long-term company stock price performance, and retention.

•
The severance agreements for Messrs. Black and Reece were each amended to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive’s gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation Committee under the Annual Cash Incentive Plan.

Other Compensation-Related Matters
The Compensation Committee undertook its annual risk assessment of our compensation program for fiscal 2016. The Committee concluded that the program does not encourage management to take excessive risks that may have a material impact on the Company, and that the program serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.
The Compensation Committee annually considers the independence of its compensation consultant. For fiscal 2016, the Compensation Committee determined that its consultant (Pay Governance LLC) was independent and that no conflicts of interest were raised.
Consideration of “Say on Pay” Voting Results
The Compensation Committee considered the results of the stockholder “say on pay” vote at our 2015 annual meeting in making compensation decisions for fiscal 2016. Because over 96% of votes cast for or against the proposal approved our compensation program as described in our 2015 proxy statement, the Compensation Committee believes that stockholders support our pay for performance policies. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for fiscal 2016.
Business Update
In fiscal 2016, we continued to successfully execute our strategy to extend our leadership position in the North American lighting and building management solutions market by providing our customers with differentiated value from our industry-leading portfolio of innovative products and solutions along with superior service. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting and building management solutions and the strength of our many sales forces have allowed us to outperform the growth rate of the markets we serve. Our solid growth is due in large part to our focused strategy to diversify our portfolio to be less reliant on new building construction and more focused on growing portions of the market, including renovation, building management, and intelligent network systems that optimize energy efficiency and comfort for various indoor and outdoor applications, all the while reducing operating costs. Additionally, the Company continues to expand its solutions portfolio, including software and services, to provide a host of other economic benefits resulting from data analytics that enables the “Internet of Things” (IoT) and supports the advancement of smart buildings, smart cities and the smart grid.
Fiscal 2016 net sales rose 22% to a record $3.3 billion. Operating profit for fiscal 2016 increased $98.9 million, or 26%, to a record $475.2 million compared with $376.3 million in the year-ago period. Net income for fiscal 2016 increased $68.7 million, or 31%, to a record $290.8 million compared with $222.1 million in the year-ago period. Diluted earnings per share for fiscal 2016 increased $1.54, or 30%, to a record $6.63 compared with $5.09 in the year-ago period.
Adjusted operating profit for fiscal 2016 increased $134.1 million to a record $555.2 million, or 16.9% of net sales, compared with prior year’s adjusted operating profit of $421.1 million, or 15.6% of net sales. Adjusted diluted earnings per share for fiscal 2016 was a record $7.84, an increase of 34% compared with fiscal 2015 adjusted diluted earnings per share of $5.83.1

 _______________

[1]
Adjusted operating profit and adjusted diluted earnings per share exclude amortization expense for acquired intangible assets, share-based compensation expense, acquisition-related items (including profit in inventory, professional fees, and certain contract termination costs), net loss on financial instruments, special charge for streamlining activities, and impairment of intangible asset. Adjusted operating profit and adjusted diluted earnings per share are non-GAAP measures. Management believes that the adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. See page 24 of our Annual Report on Form 10-K for fiscal 2016 for a reconciliation of adjusted operating profit and adjusted diluted earnings per share for fiscal 2016 and 2015.

In fiscal 2016, we generated $345.7 million in net cash from operating activities and $262.0 million in free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment). Additionally, we ended fiscal 2016 with a cash balance of $413.2 million, while investing $83.7 million in capital expenditures, funding $623.2 million for acquisitions, and paying $22.9 million of dividends to stockholders.
On the strategic front, we accomplished a number of items in fiscal 2016. We extended our leadership position in North America through the continued expansion of our product portfolio of innovative and energy-efficient lighting and building management solutions. As a result, we generated net sales that meaningfully exceeded the growth rate of our addressable market. We continued with investments to enhance our production, distribution, and customer service and support capabilities, and further accelerated the deployment of our lean business processes, which improved our on-time delivery and company-wide productivity. Additionally, we continued to execute our tiered solutions strategy by expanding our solutions portfolio, including the completion of the acquisitions of Distech Controls, Juno Lighting Group, Geometri, and DGLogik, all in an effort to capitalize on the evolving and growing market for intelligent networked systems that collect and exchange data to increase efficiency as well as provide a host of other economic benefits resulting from data analytics. The transition to solid-state lighting provides the opportunity to expand our addressable market because lighting now provides an ideal platform for enabling the “Internet of Things” (IoT), which supports the advancement of smart cities and the smart grid.
Compensation Design and Philosophy
Our executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.
Pay for Performance
We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual cash and equity incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy and based on year-over-year improvement for key metrics:

•	The total compensation program should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;

•	An appropriate balance should be struck between the focus on achievement of annual goals and the focus on encouraging long-term growth of the Company so as to appropriately balance risk;

•
Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and

•	Management should focus on the long-term interests of all stakeholders, including stockholders.
Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Cash Incentive Plan.
Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be the premier lighting and building management solutions company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance measuring year-over-year improvement for specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;

•	Operating profit margin in the mid-teens or higher;

•	Return on stockholders’ equity of 20% or better; and

•	Generation of cash flow from operations less capital expenditures in excess of net income.
As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper-quartile compensation for upper-quartile performance.

In implementing our compensation philosophy, we emphasize the significant amount of “pay for performance” factored into the total direct compensation mix (base salary and annual cash and equity incentive awards) of our named executive officers with expectations for sustained long-term upper-quartile Company performance. Each executive officer’s total direct compensation opportunity is therefore subject to considerable leverage—median or lower fixed pay in the form of base salary coupled with a wide range of possible outcomes with respect to annual cash and equity incentive compensation driven by performance.
An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual cash and equity incentive award targets are structured to provide an opportunity for him to earn annual cash and equity-based compensation at the upper quartile of competitive compensation as compared to the peer group, if upper quartile levels of performance are achieved by the Company. Because we review our business plans annually and we have significant stock ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.
General Compensation Levels
The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.
In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.
Market Data
The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer and other named executive officers in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses.
For purposes of analyzing named executive officer compensation relative to that of the market, the Compensation Committee utilizes a list of peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent, with a particular focus on ensuring industry-representative peers. In 2014, Pay Governance developed a list of recommended peer companies based upon an assessment of the aforementioned representative factors, as well as the availability of publicly-disclosed compensation information, revenue and market capitalization of between approximately 0.5 times and 2.5 times the Company’s levels, and one-year and three-year levels of both historical profitability and total shareholder returns. The Compensation Committee approved the recommended list of peer companies.

The peer group for purposes of analyzing fiscal 2016 compensation is comprised of the following list of 15 companies and includes primarily industrial machinery, electrical components and equipment, and building products companies with size and financial characteristics generally comparable to us:

Actuant Corporation	Graco Inc.
AMETEK Inc.	Hubbell Incorporated
A. O. Smith Corp.	IDEX Corporation
Armstrong World Industries, Inc.	Lincoln Electric Holdings, Inc.
Belden Inc.	Regal Beloit Corporation
Carlisle Companies, Inc.	USG Corporation
EnerSys	Valmont Industries, Inc.
Generac Holdings Inc.

The Compensation Committee requested that management and Pay Governance review the peer group for purposes of analyzing fiscal 2017 compensation. In preparing the list of comparator companies, management and Pay Governance focused on companies in the same primary industries as the Company with publicly available compensation information which have a revenue and market capitalization of between approximately 0.5 times and 2.5 times the Company’s levels. In September 2016, management and the consultant recommended and the Compensation Committee approved the elimination of four companies and the addition of five companies to the peer group for fiscal 2017, for a total of 16 companies in the peer group that fit the criteria. Eliminated from the peer group were Actuant Corporation, Armstrong World Industries, Generac Holdings, and Graco. Added to the peer group were Amphenol Corporation, Lennox International, Rockwell Automation, Roper Technologies, and Sensata Technologies.
Weighting and Selection of Elements of Compensation
The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to annual cash and equity incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is based on performance for senior executives, actual amounts earned depend on annual Company performance as well as individual performance.
The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of equity incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.
Equity incentives, that typically vest over a 3 or 4-year period, historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan.
Elements of Executive Compensation
We typically structure our executive compensation program using the following compensation elements:

•	Base salary;

•	Performance-based annual cash incentive awards;

•	Performance-based annual equity incentive awards (with 3 or 4-year vesting periods); and

•	Post-termination compensation (retirement benefits as well as severance and change in control arrangements).
From time to time, the Compensation Committee also will grant an equity award to a named executive officer in recognition of a promotion and the increased responsibility that the promotion entails or to recognize outstanding performance.

The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.
The objective for each element of compensation is described below.

Element of Compensation		Objective
Base Salary	•	Provide a competitive level of secure cash compensation; and
	•	Reward individual performance, level of experience, and responsibility.
Performance-Based Annual Cash Incentive Award	•	Provide variable cash compensation opportunity based on achievement of annual performance goals for year-over-year improvement in financial performance; and
	•	Reward individual performance and overall Company performance.
Performance-Based Annual Equity Incentive Award	•	Provide variable equity compensation opportunity based on achievement of annual performance goals;
	•	Reward individual performance and overall Company performance;
	•	Encourage and reward long-term appreciation of stockholder value;
	•	Encourage long-term retention through three-year and four-year vesting periods for awards; and
	•	Align interests of executives with those of stockholders.
Post-Termination Compensation	•	Encourage long-term retention through pension benefits; and
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Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary
The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile, although it is set much lower in the case of Mr. Nagel, as described below. For the named executive officers, the Compensation Committee considers the peer group data described above in determining market levels.
In accordance with our pay for performance philosophy, Mr. Nagel’s salary of $600,000 is in the bottom quartile of the peer group and has not been increased since 2004. For fiscal 2016, Messrs. Black and Reece each received a base salary increase to $455,000 from $440,000. The increases were based on market data, the performance of each individual, and in recognition of strong Company performance in fiscal 2015.
Incentive Compensation Programs
As part of our “pay for performance” philosophy, a substantial portion of our named executive officers’ total compensation opportunity is provided in the form of annual incentive awards consisting of two performance-based elements: cash and equity.

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Annual cash incentive awards are earned only if we achieve specific annual year-over-year improvement in Company financial performance and individual performance objectives, which we believe focuses our executives’ efforts on company results that directly impact our stock price and link individual performance to our long-term strategic plan.

•
Annual equity incentive awards are earned only if we achieve specific annual Company performance goals. The equity awards have three or four year vesting schedules designed to align executive compensation with long-term stockholder interests. The extended vesting schedule for the equity awards mitigates against unnecessary or excessive risk.

Each of these incentive compensation programs, including the specific Company performance goals for each program for fiscal 2016, is described in more detail below.

Annual Cash Incentive Awards
Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Annual cash incentive awards are made under the Acuity Brands, Inc. 2012 Management Cash Incentive Plan (the “Annual Cash Incentive Plan”), which was approved by stockholders at the January 2013 annual meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.
At the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company financial performance for the fiscal year are also determined. The actual award earned is based on the results of our financial performance for the fiscal year. The actual award earned is then subject to the application of negative discretion by the Compensation Committee. The Committee takes into account individual performance for the fiscal year in applying the negative discretion.
Financial Performance—General
At the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target, and maximum levels, which determine payouts. Approximately 1,300 salaried associates participate in the Annual Cash Incentive Plan, including the named executive officers. For most participants, achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor. However, for the named executive officers, achieving target financial performance would yield an award of 200% of the target amount, which is then subject to the application of negative discretion by the Compensation Committee. The target and maximum levels are structured this way for certain senior executives to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below).

Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.
When deciding what company financial measures to use at the start of a fiscal year and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Compensation Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures. The financial measures are chosen from an array of possible financial measures included in the Annual Cash Incentive Plan.
Fiscal 2016 Financial Performance Measures and Weighting
The performance measures and weighting for fiscal 2016 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2016, based on long-term upper quartile performance measures for mid-to-large cap companies. These performance measures and weightings are consistent with those selected by the Compensation Committee for fiscal 2015.

Performance Measure	Weighting
Adjusted diluted earnings per share	34%
Adjusted consolidated operating profit margin	33%
Adjusted cash flow	33%
Performance measures are calculated as follows:

•	Adjusted diluted earnings per share is computed by dividing net income available to common stockholders by diluted weighted average number of shares and adjusted as described below.

•	Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted as described below.

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Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from significant foreign currency fluctuations, and adjusted as described below.

Each of the performance measures are adjusted to exclude the impact of: (i) streamlining activities and asset impairments, (ii) distortive effect of acquisitions including purchase accounting adjustments, (iii) significant changes in foreign currency, (iv) changes in tax law or rate, and (v) any other unusual, nonrecurring cost, expense, gain or loss that is separately identified and quantified in the our financial statements or in management’s discussion and analysis of financial performance appearing in our Annual Report on Form 10-K. Adjusted cash flow also reflects an adjustment for operating working capital to partially negate the higher operating working capital requirements necessary to support a high rate of growth in net sales.
Individual Performance
Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by:

•	Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and

•	Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.
The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. They include objectives that are common across all executives, and objectives specific to each individual’s role at our Company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including each named executive officer, is given an individual performance management process (“PMP”) rating (a “PMP Rating”), which is translated to a PMP Payout Percentage.
The maximum PMP Payout Percentage that can be earned by participants in the plan is 150%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.
The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2016.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Exceptional	110%	150%
Superior	85%	130%
Commendable	70%	110%
Fair	0%	70%
Unacceptable	0%	0%
Determination of Award
The level of financial performance is determined after the end of the fiscal year based on actual Company results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the Annual Cash Incentive Plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:
Base Salary x (Annual Cash Incentive Target % x Financial Performance Payout %) x PMP Payout %
The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2016, they were as follows: Mr. Nagel—200%; Mr. Reece—100%; and Mr. Black—100%. The target percentages for Messrs. Black and Reece were each increased to 100% from 90% in the prior year.
The Financial Performance Payout Percentage at target is 100% for most participants in the Annual Cash Incentive Plan. For the named executive officers, the Financial Performance Payout Percentage at target is 200%. The greater percentage is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.
For example, for Mr. Nagel the calculation for his annual cash incentive award, assuming that company performance was at target and that he received an actual PMP Rating of “superior” equivalent to a PMP Payout Percentage of 100%, would be as follows:
$600,000  x  (200%  x  200%)  x  100%  =  $2,400,000

The Compensation Committee then determines the final award by applying negative discretion as it considers appropriate in accordance with the requirements of Section 162(m) of the Code.
Fiscal 2016 Annual Cash Incentive Award
Our Compensation Committee sets performance levels at threshold, target, and maximum based on improvement in annual financial metrics that correlate with the long-term financial performance of mid-to-large cap companies. The “target” performance level set under the plan required that the annual growth in our financial performance be at the 50th percentile level as historically demonstrated by mid-to-large cap companies with the objective of providing target total compensation at the industry median-level. In order to achieve upper-quartile total compensation, annual improvement in our financial performance should be consistent with upper-quartile levels of improvement demonstrated by mid-to-large cap companies. The maximum award is designed to reward only exceptional performance.

($ millions, except earnings per share)	Weighting	Performance Objectives			Fiscal 2016 Performance(1)
		Threshold	Target	Maximum
Performance Measures (2)
Adjusted diluted earnings per share	34%	$5.18	$5.72	$7.88	$6.96
Adjusted consolidated operating profit margin	33%	13.8%	14.3%	16.3%	15.9%
Adjusted cash flow	33%	$237	$262	$346	$289

(1)
For fiscal 2016, performance results were adjusted to exclude the operating results and related costs associated with the acquisition of Juno Lighting Group ("Juno") as fiscal 2016 performance objectives were established prior to the acquisition of the business, which occurred on December 10, 2015. In addition to the exclusion of Juno's operating results, performance results were adjusted to exclude share-based compensation expense associated with the acquisition of Juno, amortization expense for acquired intangible assets of Juno, acquisition-related items (including profit in inventory, professional fees, and certain contract termination costs), special charge for streamlining and integration activities less financial benefits from such activities, and impairment of intangible asset. Adjusted cash flow reflects a net favorable adjustment to exclude a portion of the increase in operating working capital (accounts receivable plus inventory less accounts payable) required to support an above-average growth rate in net sales (excluding Juno) in excess of 7%, cash flows associated with Juno, acquisition-related professional fees, and payment of certain acquired liabilities related to Distech Controls which was acquired at the beginning of the fiscal year.

(2)	As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2016 awards for the named executive officers.
In October 2016, based on the Compensation Committee’s certification of performance with respect to fiscal 2016 annual cash incentive targets using information prepared by the Company’s finance department, the independent members of the Board approved the Compensation Committee’s recommendations with respect to fiscal 2016 annual cash incentives for the named executive officers. The named executive officers earned awards at approximately 290% of target. The following table outlines the threshold, target, maximum, and actual 2016 awards earned under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2016 as a dollar amount (in thousands).

($ in thousands) Named Executive Officer	Annual Incentive Target %	Threshold ($)	Target ($)	Maximum ($) (1)	Actual 2016 Annual Incentive Award Earned ($)(2)
Vernon J. Nagel	200	-0-	2,400	6,000	5,000
Mark A. Black	100	-0-	910	6,000	2,000
Richard K. Reece	100	-0-	910	6,000	2,000

(1)	The maximum award is capped by the Annual Cash Incentive Plan’s limit of a $6.0 million maximum award payable to an individual participant for any fiscal year.

(2)	Reflects application of negative discretion by the Compensation Committee in determining the final awards.

Based on the achievement of Company performance measures and their PMP Ratings, Messrs. Nagel, Reece, and Black were eligible to receive annual cash incentive awards of $6,000,000, $3,958,500 and $3,958,500, respectively. As expected, the Compensation Committee exercised negative discretion to reduce the amount of the awards as shown in the table above.
As part of our overall “pay for performance” philosophy, we maintain an annual discretionary incentive plan covering all salaried associates who are not eligible to participate in the Annual Cash Incentive Plan. The incentive plan is designed to reward growth in operating profit. Based on the achievement of Company performance measures, an earned payout was attained in the amount of approximately 10% of annual base compensation for all salaried associates not eligible to participate in the Annual Cash Incentive Plan.
Annual Equity Incentive Awards
A substantial portion of the total direct compensation of our named executive officers is delivered in the form of annual equity awards, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of an annual Company financial target and individual performance ratings. From time to time, the Compensation Committee will grant equity awards in recognition of a promotion and the increased responsibility that the promotion entails or to recognize outstanding performance.
Awards are made under the stockholder-approved Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Equity Incentive Plan” or “EIP”). The purpose of the EIP is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The EIP creates a pool of equity available for annual grants to all eligible associates, including the named executive officers. In fiscal 2016, there were approximately 300 eligible participants in the EIP. The Compensation Committee believes that awards under the EIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.
At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the EIP are based, from the range of performance measures contained in the EIP. Specific performance goals for the fiscal year are set by the Compensation Committee.
Target awards are determined as a percentage of each executive officer’s salary. For most participants in the EIP, achieving target company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor. For the named executive officers, achieving target Company performance yields an award of 200% of the target award. The greater percentage for these named executive officers is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.
The total equity incentive award payments to all eligible employees under the EIP cannot exceed 8% of adjusted consolidated operating profit before expenses associated with the EIP.
Final awards for each participant are determined by comparing actual Company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Cash Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage
Exceptional	Up to 150%
Superior	Up to 125%
Commendable	Up to 100%
Below Commendable	Up to 75%

The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.
The dollar amount of each actual EIP award, including the named executive officers, is determined as follows:
Base Salary x (Individual EIP Target % x Financial Performance Payout %) x PMP Payout %

The Individual EIP Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2016, they were as follows: Mr. Nagel—300%; Mr. Reece—150%; and Mr. Black—150%. The target percentages for fiscal 2016 did not change from fiscal 2015.
The Compensation Committee, in its discretion and taking into account the recommendations of the chief executive officer, may increase or decrease awards under the EIP.
If an award is earned under the EIP for the year, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated EIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization.
Under the EIP, restricted stock generally vests over a four-year period. Dividends accrue on the restricted stock, but are not paid until the underlying restricted stock vests. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.
Fiscal 2016 Equity Incentive Awards
Consistent with prior years, the Compensation Committee determined that the performance criterion for equity incentive awards for fiscal 2016 was diluted earnings per share, adjusted for the impact of unusual items as described below in further detail. The Compensation Committee set the target under the EIP to require a year-over-year improvement in adjusted diluted earnings per share.
For fiscal 2016, the target was $5.70, with a threshold of $4.70 and a maximum of $6.30. For most participants, the award formula payout percentage is 0% for threshold performance, 100% for target performance and 150% for maximum performance. For the named executive officers, the award formula payout percentage is 0% for threshold performance, 200% for target performance, and 300% for maximum performance, which is then subject to the application of negative discretion by the Compensation Committee. The payout percentage used in the award formula is capped at 150% (300% for the named executive officers), even if actual performance exceeds the level of performance corresponding to the maximum payout percentage. The target and maximum levels are structured this way to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below).
The following table outlines the fiscal 2016 award targets and actual equity incentive award values for each of the named executive officers as a dollar amount (in thousands). The target and maximum awards assume a financial performance payout percentage of 200% and 300%, respectively. In setting these levels, we expected that the Compensation Committee would exercise negative discretion in determining the final awards.

($ in thousands)
Named Executive Officer	Individual Target %	Threshold ($)	Target ($)	Maximum ($)	Actual ($)(1)
Vernon J. Nagel	300	-0-	$3,600	$8,100	$5,000
Mark A. Black	150	-0-	1,365	3,071	2,500
Richard K. Reece	150	-0-	1,365	3,071	2,500

(1)	Reflects application of negative discretion by the Compensation Committee in determining final awards.

Actual adjusted diluted earnings per share for fiscal 2016 for purposes of the EIP of $6.96 exceeded the target of $5.70 and resulted in a calculated payout of 150% of target, or 300% for each of the named executive officers prior to the Compensation Committee's exercise of negative discretion.
For fiscal 2016, diluted earnings per share for purposes of the EIP were adjusted to exclude the favorable operating results and related costs associated with the acquisition of Juno Lighting Group ("Juno") as fiscal 2016 performance objectives were established prior to the acquisition of the business, which occurred on December 10, 2015. In addition to the exclusion of Juno's operating results, performance results were adjusted to exclude share-based compensation expense associated with the acquisition of Juno, amortization expense for acquired intangible assets of Juno, acquisition-related items (including profit in inventory, professional fees, and certain contract termination costs), special charge for streamlining and integration activities less financial benefits from such activities, and impairment of intangible asset. We calculated adjusted diluted earnings per share by dividing net income adjusted for the aforementioned items available to common stockholders by diluted weighted average number of shares. Individual EIP awards were made accordingly.

The following table provides details about the number of shares of restricted stock and stock options that were granted to the named executive officers by the Compensation Committee as equity incentive awards for fiscal 2016 performance. The amount of the awards were based on the achievement of a current-year target, however, the awards vest over a 3 and 4-year period in an effort to align management's compensation with the long-term interests of shareholders. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. Two-thirds of the value of the EIP award was allocated to restricted stock, and one-third of the value was allocated to stock options. To determine the number of shares of restricted stock, the allocated value was divided by the closing price of our stock on October 24, 2016, the date of grant. To determine the number of stock options, the allocated value was divided by the Black-Scholes value of our stock on the date of grant.

($ in thousands, except Exercise Price of Stock Option)
Named Executive Officer	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Option	Exercise Price of Stock Option ($)	Grant Date Fair Value of Restricted Stock and Stock Option Award ($)
Vernon J. Nagel	13,904	29,031	$239.76	$5,000
Mark A. Black	6,952	14,517	$239.76	2,500
Richard K. Reece	6,952	14,517	$239.76	2,500
Under SEC rules, because the equity incentive awards were granted on October 24, 2016, which was after the end of fiscal 2016, the grant date fair values for these awards are not included in the Fiscal 2016 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2016 Year-End table. The values will be included in the Summary Compensation Table and reflected in the other compensation tables in fiscal 2017.
Executive Perquisites
Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2016 was a Company match on charitable contributions of $5,000 and $2,500 for Messrs. Nagel and Reece, respectively.
Retirement Benefits
We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan receive a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.

Effective January 1, 2003, we implemented the 2002 Supplemental Executive Retirement Plan ("SERP"), which was amended in October 2012. The SERP provides a monthly benefit equal to 2.8% of average cash compensation (base salary and annual cash incentive payment, using the average for the three highest consecutive year period during the participant's service with the Company) multiplied by years of services as an executive officer (up to a maximum of 10 years) divided by 12. The SERP was amended and restated, effective as of June 26, 2015, in the following significant respects:

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An incremental benefit was added for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015). The incremental benefit provides a monthly benefit for 180 months commencing at age 60 equal to 1.4% of the participant's "average annual compensation" multiplied by his years of credited service not to exceed 10 years, divided by 12. Participants may elect to receive the actuarial equivalent of the incremental benefit in the form of a lump sum cash payment.

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The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.50%; after the amendment, an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds will be used.

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Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.

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If any action at law or in equity is necessary for a participant to enforce or interpret the terms of the SERP, the Company shall promptly pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.

SERP benefits are generally payable for a 15-year period following retirement (as defined in the SERP). Each of the named executive officers participated in the SERP in fiscal 2016.
We also maintain several deferred compensation plans which are described below under “Fiscal 2016 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.
We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. employees. The 401(k) plans provide for employee pre-tax contributions as well as employer matching contributions for salaried participants and certain hourly participants that do not participate in qualified defined benefit plans.
Change in Control Agreements
We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination—Change in Control Agreements” below.
Severance Agreements
To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers. Accordingly, we have entered into severance agreements with each of our named executive officers.
The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.
For additional information on the severance arrangements see “Potential Payments upon Termination—Severance Agreements” below.
Compensation and Governance Policies and Practices
Equity Ownership Requirements
Our named executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the named executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of Salary
Vernon J. Nagel	4X
Mark A. Black	3X
Richard K. Reece	3X
The stock ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds their requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

Hedging, Pledging, and Insider Trading Policy
Our insider trading policy prohibits our employees, officers and directors from hedging their ownership of our common stock, including the prohibition from engaging in short sales of our common stock and from purchasing or selling any derivative securities, or entering into any derivatives contracts relating to our securities. Our insider trading policy also prohibits our employees, officers, and directors from purchasing or selling Acuity Brands securities while in possession of material non-public information.
In September 2014, we amended our insider trading policy to prohibit our executive officers and directors from pledging our common stock. None of our named executive officers or directors holds any of our stock subject to pledge.
Clawback Policy
In September 2014, we adopted a recoupment or “clawback” policy in order to further align the interests of key employees with the interests of our stockholders and strengthen the link between total compensation and the Company’s performance. Under this policy, we may seek to recover or “clawback” incentive-based compensation from any current or former named executive officers and their direct reports who received incentive-based compensation during the three-year period preceding the date on which we announce that we are required to restate any previously issued financial statements due to material noncompliance with any financial reporting requirement under federal securities laws.
Under the policy, the amount to be recovered will be based on the excess of the incentive based-compensation paid to the employee based on the erroneous data over the incentive based-compensation that would have been paid to the employee if the financial accounting statements had been as presented in the restatement. Incentive-based compensation is defined broadly to include bonuses, awards or grants of cash or equity under any of the Company’s short or long-term incentive compensation or bonus plans, including but not limited to the Annual Cash Incentive Plan and the EIP, in each instance where the bonuses, awards or grants are based in whole or in part on the achievement of financial results. The policy gives the Compensation Committee discretion to interpret and apply the policy.
Equity Award Grant Practices
Annual equity awards under the EIP are approved by the Compensation Committee and the independent members of the Board following the end of the fiscal year. The chief executive officer may make interim equity awards to employees, other than the named executive officers, from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.

Compensation Risk Analysis
Because performance-based incentives play a large role in our overall executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways:

•
The various financial performance measures that are set under the Annual Cash Incentive Plan and EIP are balanced and typically based upon year-over-year improvement levels that are reviewed and approved by the Board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.

•
Awards under the EIP are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards plays an important role in mitigating unnecessary or excessive risk taking.

•	The Annual Cash Incentive Plan and the EIP have maximum payout limitations for each participant and on the total amount of payments to all eligible employees in a fiscal year.

•
Because the value of the equity awards are best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described above), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

After reviewing with management the design of our compensation programs, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules, and significant stock ownership requirements.

Role of Compensation Consultant
Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2016, the Compensation Committee engaged the compensation consulting firm of Pay Governance. Pay Governance provides no additional consulting services to us.
The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Pay Governance performed the following services for the Compensation Committee in fiscal 2016, in addition to preparation for and attendance at meetings of the Compensation Committee:

•	Peer group and market pricing analysis for the chief executive officer and the other named executive officers;

•	Assistance and support on various issues, including updates related to evolving executive compensation and governance trends; and

•	Review of the draft proxy statement and input and disclosure suggestions.
The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.
In September 2016, the Compensation Committee considered the independence of Pay Governance. The Compensation Committee requested and received a letter from Pay Governance addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee reviewed these factors and concluded that the consultant is independent and that the work of the consultant did not raise any conflict of interest.
Role of Executive Officers
As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases, and annual cash bonus and equity incentive awards, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.
At the request of the Compensation Committee, meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary.
Tax Deductibility Policy
Section 162(m) of the Code generally limits for a public company the tax deductibility of compensation to the chief executive officer and the three other executive officers (other than the chief executive officer and chief financial officer) who are the highest paid and employed at year-end to $1 million per year unless the compensation qualifies as “performance-based” compensation. While we do not design compensation programs solely for tax purposes, we design plans to be tax efficient where possible. However, the Compensation Committee may exercise discretion in those instances when the mechanistic approaches under tax laws would compromise the interest of stockholders. While the Compensation Committee does not intend that an executive officer will earn such an amount, the program is designed to permit the Compensation Committee to reward outstanding performance while retaining the tax deductibility of the award. The Compensation Committee continues to have the ability to use negative discretion in calculating an appropriate award. In a decision to grant discretionary restricted stock and cash awards to the named executive officers, the Compensation Committee considers that such awards may not be deductible.

EXECUTIVE COMPENSATION

Fiscal 2016 Summary Compensation Table
The following table presents compensation data for the named executive officers for fiscal 2016, 2015, and 2014. Because we have only three executive officers, all are named executive officers under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(5)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Vernon J. Nagel	2016	$600,000	–0–	$3,333,320	$1,666,681	$5,000,000	$4,615,999	$59,516	$15,275,516
Chairman, President and	2015	600,000	–0–	2,133,731	1,066,755	5,000,000	5,934,497	57,315	14,792,298
Chief Executive Officer	2014	600,000	–0–	2,133,724	1,066,707	3,000,000	929,064	55,063	7,784,558

Mark A. Black	2016	451,250	–0–	1,000,141	499,980	2,000,000	4,047,509	9,645	8,008,525
Executive Vice President	2015	437,500	–0–	4,433,759	466,677	2,000,000	2,671,221	9,537	10,018,694
	2014	422,500	–0–	2,750,361	333,389	1,120,000	437,073	9,360	5,072,683

Richard K. Reece	2016	451,250	–0–	1,000,141	499,980	2,000,000	2,817,627	12,147	6,781,145
Executive Vice President	2015	437,500	–0–	4,433,759	466,677	2,000,000	2,783,146	10,787	10,131,869
and Chief Financial Officer	2014	428,750	–0–	666,841	333,389	1,020,000	584,546	10,360	3,043,886
 _______________

(1)
Represents the grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The assumptions used to value option awards granted in and prior to fiscal 2016 can be found in Note 9 to our consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2016. Restricted stock awards are valued at the closing price on the NYSE on the grant date. For information regarding stock and options awards granted in fiscal 2017 based on fiscal 2016 performance, see “Compensation Discussion and Analysis—Equity Incentive Awards—Fiscal 2016 Equity Incentive Awards.”

(2)
Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For fiscal 2016, awards were earned at approximately 290% of target. For information about the 2016 awards, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Fiscal 2016 Annual Cash Incentive Award.”

(3)
Represents the increase in the actuarial present value of benefits under the SERP. The increase in pension value for fiscal 2016 was primarily attributable to an increase in accrued benefits resulting from higher average annual compensation and a 1.1 percentage point decrease in the discount rate. The increase in pension value for fiscal 2015 was primarily attributable to an incremental benefit provided to participants following a competitive assessment of executive retirement benefits. There are no above-market earnings for our deferred compensation plans. For more information about these plans, see “Pension Benefits in Fiscal 2016” and “Fiscal 2016 Nonqualified Deferred Compensation” below.

(4)	For fiscal 2016, includes the following:

	Non-qualified Deferred Compensation Plan Contributions	401(k) Match	Company Match on Charitable Contributions	Total All Other Compensation
Mr. Nagel	$44,977	$9,539	$5,000	$59,516
Mr. Black	–0–	9,645	–0–	9,645
Mr. Reece	–0–	9,647	2,500	12,147

(5)
The 2015 stock award values for Messrs. Black and Reece include a special equity award of 19,731 time-vesting restricted shares of the Company’s common stock (equivalent value of $3.5 million) which will vest in four equal annual installments beginning June 1, 2016.

Fiscal 2016 Grants of Plan-Based Awards
The following table provides information about equity and non-equity awards for fiscal 2016 for each of the named executive officers. Non-equity incentive plan are made under the Annual Cash Incentive Plan and equity awards are made under the Equity Incentive Plan.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vernon J. Nagel		–0–	$2,400,000	$6,000,000
					–0–	$3,600,000	$8,100,000
	10/26/15								31,548	$207.80	$1,666,681
	10/26/15							16,041			3,333,320
Mark A. Black		–0–	910,000	5,460,000
					–0–	1,365,000	3,071,250
	10/26/15								9,464	207.80	499,980
	10/26/15							4,813			1,000,141
Richard K. Reece		–0–	910,000	5,460,000
					–0–	1,365,000	3,071,250
	10/26/15								9,464	207.80	499,980
	10/26/15							4,813			1,000,141
_______________

(1)
These columns show the possible fiscal 2016 payout for each named executive officer under the Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for the named executive officers. For fiscal 2016, awards were earned at approximately 290% of target. The amounts earned under the plan for fiscal 2016 are disclosed in the Fiscal 2016 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Compensation—Fiscal 2016 Annual Cash Incentive Award” for a description of the plan.

(2)
These columns show the potential value, in dollars, of the fiscal 2016 equity payout for each named executive officer for annual equity incentive awards if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for the named executive officers. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. Based on actual performance, equity incentive awards were earned for fiscal 2016 at 150% of target, and grants were made on October 24, 2016. Because the grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Compensation—Fiscal 2016 Equity Incentive Awards” for a description of the plan.

(3)
These columns show the number of restricted shares and stock options granted on October 26, 2015 to the named executive officers as equity incentive awards with respect to fiscal 2015 performance. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares; dividends accrue and are only paid when shares vest. The stock options vest ratably in three equal annual installments beginning one year from the grant date.

(4)
This column shows the grant date fair value of the restricted stock and the stock options under the Accounting Standards Codification Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the NYSE on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The following variables were used for the October 26, 2015 grants: 1.39% risk free rate, a term of 4 years, a dividend yield of 0.3%, and volatility of 30.65%.

Outstanding Equity Awards at Fiscal 2016 Year-End
The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2016. The table includes unexercised option awards and unvested restricted stock awards. Each grant is shown separately for each named executive officer. The option exercise prices shown below are the closing market price of our common stock on the NYSE on the grant date.
All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date.
The named executive officers earned equity incentive awards for fiscal 2016; however, because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Fiscal 2016 Equity Incentive Awards” for a description of the fiscal 2016 awards that were granted on October 24, 2016.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vernon J. Nagel	10/23/12	44,800	–0–	$62.54	10/23/22	10/23/12	7,995	$2,199,584
	10/24/13	20,691	10,345	103.74	10/24/23	10/24/13	10,284	2,829,334
	10/27/14	9,500	19,000	135.63	10/27/24	10/27/14	11,799	3,246,141
	10/26/15	–0–	31,548	207.80	10/26/25	10/26/15	16,041	4,413,200

Mark A. Black	10/24/13	–0–	3,233	103.74	10/24/23	10/23/12	2,665	733,195
	10/27/14	–0–	8,312	135.63	10/27/24	10/24/13	3,214	884,236
	10/26/15	–0–	9,464	207.80	10/26/25	03/28/14	8,000	2,200,960
						10/27/14	5,163	1,420,445
						06/01/15	14,799	4,071,501
						10/26/15	4,813	1,324,153

Richard K. Reece	10/23/12	14,930	–0–	62.54	10/23/22	10/23/12	2,665	733,195
	10/24/13	6,467	3,233	103.74	10/24/23	10/24/13	3,214	884,236
	10/27/14	4,156	8,312	135.63	10/27/24	10/27/14	5,163	1,420,445
	10/26/15	–0–	9,464	207.80	10/26/25	06/01/15	14,799	4,071,501
						10/26/15	4,813	1,324,153
 _______________

(1)
The market value is calculated as the product of (a) $275.12 per share, the closing market price of our common stock on August 31, 2016, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

Options Exercised and Stock Vested in Fiscal 2016
The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards and the value realized during fiscal 2016, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vernon J. Nagel	163,520	$32,211,358	27,873	$5,825,693
Mark A. Black	12,366	1,452,021	17,698	3,952,628
Richard K. Reece	55,750	11,115,289	14,885	3,338,631
 _______________

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Pension Benefits in Fiscal 2016
The table below sets forth information on the 2002 Supplemental Executive Retirement Plan ("SERP") and pension benefits for named executive officers under the SERP.
The SERP is an unfunded, nonqualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.
Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60. Benefits are comprised of two separate benefit amounts: (a) the first monthly amount ("original monthly benefit") is equal to 2.8% (“monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12; and the second monthly amount ("incremental monthly benefit") is equal to 1.4% (“incremental monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the participant’s service with the Company. An executive is credited with one year of service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.
Effective as of June 26, 2015, the SERP was amended and restated to incorporate the aforementioned incremental monthly benefit for participants who were actively employed by the Company on June 26, 2015 (or who first become a participant on or after June 26, 2015) as well as the following provisions:

•	Participants may elect to receive the actuarial equivalent of the total incremental monthly benefits in the form of a lump sum cash payment.

•
The definition of actuarial equivalent (with respect to accrued benefits other than the participant’s vested accrued benefit as of December 31, 2004) was changed. Prior to the amendment, the definition of actuarial equivalent used an interest rate equal to the lesser of 7% per annum or the yield on 10-Year U.S. Treasury Bonds plus 1.50%; after the amendment, an interest rate equal to the lesser of 2.5% per annum or the yield on 10-Year U.S. Treasury Bonds will be used.

•
Upon the occurrence of a Section 409A change in control event (as defined in the SERP), the SERP shall be terminated consistent with the requirements of Treasury Regulation section 1.409A-3(j)(4)(ix)(B), and the Company shall, within five (5) days of such an event, pay to each participant a lump sum cash payment equal to the lump sum actuarial equivalent of the participant’s accrued benefit as of such date.

•
If any action at law or in equity is necessary for a participant to enforce or interpret the terms of the SERP, the Company shall promptly pay the participant’s reasonable attorneys’ fees and other reasonable expenses incurred with respect to such action.

Pension Benefits Table for Fiscal 2016
The amounts reported in the table below equal the present value of the accumulated benefit in the SERP at August 31, 2016 for the named executive officers. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Vernon J. Nagel	10.00	$18,886,024	–0–
Mark A. Black	10.00	8,620,147	–0–
Richard K. Reece	10.00	8,499,329	–0–
 _______________

(1)
The accumulated benefit in the SERP is based on service and earnings (base salary and bonus, as described above) considered by the SERP for the period through August 31, 2016. The present value has been calculated assuming the benefit is payable commencing at age 65 for Messrs. Nagel and Reece and age 60 for Mr. Black. The discount rate assumed in the calculation is 3.15% compared with 4.25% in the prior year.

Fiscal 2016 Nonqualified Deferred Compensation
The table below provides information on nonqualified deferred compensation in fiscal 2016 under the plans described below. None of our named executive officers deferred income under these plans in fiscal 2016.
2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the named executive officers that are eligible to participate in the SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (“Section 409A”).
Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and/or to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.
Mr. Nagel receives annual company contributions to the 2005 SDSP, which are immediately vested, in replacement of benefits lost when a prior senior executive retirement plan (“prior SERP”) was frozen; however, Messrs. Nagel, Reece, and Black are not eligible for the other company contributions to the plan due to their participation in the SERP. Company contribution accounts may be distributed in a lump sum or up to ten annual installments upon termination of employment. The executive may change the form of distribution twice during the period up to one year prior to termination of employment, with the new distribution being delayed at least an additional five years in accordance with Section 409A.
2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2001 SDSP covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Prior to 2006, Mr. Nagel received annual company contributions to the 2001 SDSP, which were immediately vested, in replacement of benefits lost when the prior SERP was frozen.

Nonqualified Deferred Compensation Benefits Table for Fiscal 2016
The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2016. Messrs. Reece and Black do not participate in the plans.

Name	Plan	Executive Contributions in Fiscal 2016 ($)	Registrant Contributions in Fiscal 2016 ($)(1)	Aggregate Earnings in Fiscal 2016 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2016 Fiscal Year End ($)
Vernon J. Nagel	2005 SDSP	–0–	$44,977	$15,144	–0–	$471,276
	2001 SDSP	–0–	–0–	2,862	–0–	86,242
Mark A. Black	N/A	N/A	N/A	N/A	N/A	N/A
Richard K. Reece	N/A	N/A	N/A	N/A	N/A	N/A
 _______________

(1)
Amounts shown in this column reflect contributions to the deferred compensation plan for Mr. Nagel, which were immediately vested, in replacement of benefits lost when the prior SERP was frozen, and are also reported in the “All Other Compensation” column in the Fiscal 2016 Summary Compensation Table. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(2)	None of the earnings in fiscal 2016 were considered above-market earnings, as defined by the SEC.

Employment Arrangements
At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled, and whether the associate is entitled to participate in any severance or change in control benefits. We do not have employment contracts with any of our associates, including the executive officers.
Pursuant to our fiscal 2016 employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.
Pursuant to our fiscal 2016 employment arrangements with Mr. Reece, he receives an annual salary of $455,000 (effective as of November 1, 2015) and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.
Pursuant to our fiscal 2016 employment arrangements with Mr. Black, he receives an annual salary of $455,000 (effective as of November 1, 2015) and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the SERP, participate in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Black is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Potential Payments upon Termination
We have entered into severance agreements and change in control agreements with our named executive officers. The terms of these agreements are described below.
Severance Agreements
The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.

Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and each of the agreements for Messrs. Reece and Black will provide benefits if they terminate their employment for good reason after a change in control (as each such term is defined in the severance agreement).
Under the severance agreements, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which has not been corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•
requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•
a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•
a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.
Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•
termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to Acuity Brands;

•
termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.
Severance agreements provide for the terms set forth in the table below as described below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•
additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of equity incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

The severance agreements for Messrs. Nagel and Reece also provide that:

•	the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.
The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the SERP.
The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.
On October 26, 2015, we amended the severance agreements for Messrs. Black and Reece to adjust the multiplier used in the severance payout formula for calculating the payment of a cash amount equal to the executive’s gross salary multiplied by a specified percentage to match the individual incentive targets approved by the Compensation Committee under the Annual Cash Incentive Plan.
Change in Control Agreements
It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.
The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.
Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.
If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control either by us other than for cause or disability or by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•
a lump sum cash payment equal to a multiple of the sum of his base salary and annual cash incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term;

•	a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel and 30 months for Mr. Reece and Mr. Black); and

•	a cash payment equal to the lump sum actuarial equivalent of the accrued benefit under the SERP as of the date of termination of employment, whether or not the accrued benefit has vested.
The change in control agreements provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code on any payment made to a named executive officer arising out of or in connection with his employment. In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.
A change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•
a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•
a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•
intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.
The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.
Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•
any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•
a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•
requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•
the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.
Other Possible Payouts upon Death, Disability, and Retirement
The following describes possible payouts upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.
Death/Disability

•	Stock options vest and are exercisable to the earlier of the expiration date or one year after the event. Restricted shares vest immediately.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.
Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.
Potential Payments Upon Termination Table
The table below sets forth potential benefits that for the named executive officers would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2016. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $275.12 on August 31, 2016, the last trading day of the fiscal year.
The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)	Total ($)
Vernon J. Nagel
Change-in-Control	$16,800,000	$6,547,047	$12,688,258	$10,711,910	N/A	$46,747,215
Involuntary	2,400,000	5,839,110	12,688,258	95,705	N/A	21,023,073
Voluntary (Good Reason)	2,400,000	5,839,110	12,688,258	95,705	N/A	21,023,073
Voluntary/Retirement	N/A	N/A	N/A	N/A	N/A	N/A
For Cause	N/A	N/A	N/A	N/A	N/A	N/A
Death	N/A	6,547,047	12,688,258	N/A	N/A	19,235,305
Disability	N/A	6,547,047	12,688,258	N/A	N/A	19,235,305
Mark A. Black
Change-in-Control	6,137,500	2,350,629	10,634,282	3,854,493	5,840,224	28,817,128
Involuntary	1,137,500	N/A	9,310,131	66,413	N/A	10,514,044
Voluntary (Good Reason)	N/A	N/A	N/A	N/A	N/A	N/A
Voluntary/Retirement	N/A	N/A	N/A	N/A	N/A	N/A
For Cause	N/A	N/A	N/A	N/A	N/A	N/A
Death	N/A	2,350,629	10,634,282	N/A	N/A	12,984,911
Disability	N/A	2,350,629	10,634,282	N/A	N/A	12,984,911
Richard K. Reece
Change-in-Control	6,137,500	2,350,629	8,433,322	5,151,688	N/A	22,073,139
Involuntary	1,137,500	N/A	7,109,171	66,413	N/A	8,313,084
Voluntary (Good Reason)	N/A	N/A	N/A	N/A	N/A	N/A
Voluntary/Retirement	N/A	N/A	N/A	N/A	N/A	N/A
For Cause	N/A	N/A	N/A	N/A	N/A	N/A
Death	N/A	2,350,629	8,433,322	N/A	N/A	10,783,951
Disability	N/A	2,350,629	8,433,322	N/A	N/A	10,783,951
 _______________

(1)
For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)
The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2016, using our closing price of $275.12 on August 31, 2016 (less the exercise price of unvested options).

(3)
Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements, including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (CIC)	Unvested Company Contributions (CIC)
Vernon J. Nagel	$53,557	–0–	$10,658,353	–0–
Mark A. Black	34,856	–0–	3,819,637	–0–
Richard K. Reece	34,856	–0–	5,116,832	–0–

(4)
Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (Severance)
Vernon J. Nagel	$35,705	$60,000	–0–
Mark A. Black	20,913	45,500	–0–
Richard K. Reece	20,913	45,500	–0–

(5)
An excise tax gross-up is applicable to the named executive officers in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is only applicable if the sum of all payments equals or exceeds three times the executive’s average W-2 earnings for the past five calendar years. Further, the excise tax gross-up is based on an assumed effective aggregate tax rate of 39.6% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”
As described in detail in this proxy statement under “Compensation Discussion and Analysis,” our compensation programs are designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;

•	Provide rewards to executives who create value for stockholders;

•	Align the interest of executives with those of stockholders;

•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and

•	Provide a framework for the fair and consistent administration of pay policies.
We believe that our compensation program, with its balance of base salary, annual cash incentives and equity incentive awards, rewards sustained performance that is aligned with long-term stockholder interests and our "pay for performance" culture. Stockholders are encouraged to read the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.
Although this vote is non-binding, the Compensation Committee will to take into account the outcome of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will consult directly with our stockholders to better understand the concerns that influenced the vote.
The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

ITEM 4—PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

Background of the Proposed Amendment
We are asking you to approve an amendment to our Restated Certificate of Incorporation (the “Certificate”) to phase out the classified structure of our Board of Directors. If you approve this amendment, all directors elected by the stockholders at and after the annual meeting of stockholders for fiscal year 2017 (the “2017 Annual Meeting”) will be elected for one-year terms.
The Certificate currently divides the Board into three classes, with directors of each class being elected to serve three-year terms. This creates the staggered, or “classified,” board structure that we have used since becoming an independent, publicly traded company in 2001. Under this structure, only one class of directors, constituting approximately one-third of the Board, is considered for election each year.
Rationale for Declassifying the Board
In making its determination, the Board considered arguments in favor of and against continuation of the classified board and determined that it is in the Company’s best interests to propose to declassify its Board of Directors. In its review, the Board considered the advantages of maintaining the classified Board structure, including that a classified Board structure promotes Board continuity and stability and encourages a long-term perspective by company management, because a majority of directors will always have experience as directors of the Company. Classified boards also provide protection against certain abusive takeover tactics and more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the board in a single year. While the Board continues to believe that these are important considerations, the Board also considered potential advantages of declassification, including the ability of stockholders to evaluate directors annually. Annually elected boards are perceived by many institutional stockholders as increasing the accountability of directors to such stockholders. After carefully weighing all of these considerations, the Board approved the proposed amendment to the Certificate, the text of which is attached to this proxy statement as Annex A, and recommended that the stockholders adopt these amendments by voting in favor of this proposal.
Description of the Proposed Amendment
The proposed amendment would modify Article VII of the Certificate to phase out our Board’s classified structure. If the amendment is adopted, the director nominees standing for election at our 2017 Annual Meeting, will stand for election for one-year terms expiring at our annual meeting for fiscal 2018 (the “2018 Annual Meeting”). At our 2018 Annual Meeting, the directors elected at the 2017 Annual Meeting and the directors with terms expiring at the 2018 Annual Meeting would stand for election for one-year terms expiring at the 2019 Annual Meeting. Beginning with election of directors at our Annual Meeting for fiscal year 2019, all directors, regardless of their original term of office, would stand for election every year for a term of one year.
Consistent with Delaware law for corporations having classified boards, the Certificate currently provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of our company entitled to vote generally in the election of at least a majority of the total voting power of the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class. The amendment provides that, except for directors who were elected prior to our 2017 Annual Meeting, and any director appointed by the Board to replace any such director, directors may be removed with or without cause by the required stockholder vote. Directors who were elected prior to our 2017 Annual Meeting, and any director appointed by the Board to replace any such director, would continue to be removable only for cause by the required stockholder vote.
If our stockholders do not approve this proposal, our directors will continue to be elected in three classes with staggered three-year terms and provisions of our Certificate relating to the removal of directors will not be amended.
Complete Text of the Proposed Amendment
The general description of the proposed amendment described above is qualified in its entirety by reference to the full text of the proposed amendment to the Certificate attached to this proxy statement as Annex A.
If approved by stockholders at this annual meeting, this amendment will become effective upon filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of Delaware, which we will do promptly after the annual meeting.

The Board of Directors recommends that you vote FOR the approval of the proposal to amend our Restated Certificate of Incorporation to declassify the Board of Directors.

ITEM 5—STOCKHOLDER PROPOSAL - DIVIDEND POLICY
Mr. Stephen Kraus, who is the beneficial owner of 87 shares of the Company’s common stock, has notified the Company of his intention to present the following proposal at the Annual Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponents in accordance with SEC rules.
Stockholder Proposal and Supporting Statement

Proposal: Dividend Policy

WHEREAS, Acuity Brands. Inc. has been very successful in recent years;
WHEREAS, the company' s executives have deservedly benefitted accordingly;
WHEREAS, the company's cash balance during the prior nine years has increased by over $668 million to $757 million as of the end of fiscal 2015;
WHEREAS, that $757 cash balance at the end of fiscal 2015 was in excess of 30% of total assets (46% excluding Goodwill and Intangible Assets);
RESOLVED: Shareholders request the Board of Directors to:
Approve a dividend increase that is commensurate with this success that will not jeopardize future potential capital investment returns or attractive strategic acquisition opportunities but will allow the existing shareholders to deploy the company’s excess cash in a manner they find most appropriate.

SUPPORTING STATEMENT

I offer the following table in support of my proposal for a dividend increase.

		$000’s
	Compensation for Named Executive Officers minus▲ in Pension Value & Non-qualified Deferred Comp	Net Income After Tax	Dividends Paid on Common Stock	Dividends Paid Out as a % of Net Income
2011	$9,133,202	105,500	22,600	21.4%
2012	9,880,360	116,300	22,000	18.9%
2013	8,162,803	127,400	22,400	17.6%
2014	13,950,444	175,800	22,500	12.8%
2015	23,553,997	222,100	22,700	10.2%

4 Yr CGR	26.7%	20.5%	0.2%

During the four years ending with fiscal 2015, the annual average compound growth rate for Net Income After Tax, Compensation for the Named Executive Officers (the same three individuals), and Dividends Paid on Common Stock was 20.5%, 26.7% and 0.2% respectively. Dividends Paid Out as a % of Net Income has dropped from 21 .4% in 2011 to 10.2% in 2015. And 2015' s Compensation for Named Executive Officers exceeded the total of all Dividends paid to Common Stockholders. Does that seem right to you? Now, I’m not advocating for cutting the Named Executive Officers’ compensation. They have done an admirable job of creating value for us as demonstrated by the appreciation of our stock and they deserve to be rewarded accordingly. My point is that the shareholders also deserve to participate in that success without having to liquidate a portion of our holdings to realize a cash return.

Company’s Statement of Opposition
The Board recommends you vote AGAINST this proposal for the following reasons:

The Proposal seeks to direct the amount of cash dividends which may be paid by the Company and “allow the existing shareholders to deploy the company’s excess cash in a manner they find most appropriate.” Dividend declaration decisions, including the amount of any cash dividends, are integral parts of the Company’s capital management and financing activities and impact implementation of the Company’s long-term strategic plan and, as such, are matters relating to its ordinary business operations. The Board regularly reviews the dividend policy as part of its oversight of capital management activities. In making decisions regarding capital management activities, including the payment of dividends, the Board, together with the Company’s management, considers all aspects of the Company’s capital requirements necessary for implementation of the Company’s strategic plan, including capital requirements for potential acquisitions, capital expenditures relating to organic growth opportunities, debt service requirements, and the amount of, and potential methods for, returning capital to its stockholders, including through cash dividends or share repurchases.

The Proposal seeks to influence the decisions associated with the Company’s capital management activities by directing that capital be allocated towards a dividend increase specifically, without regard to the impact of a dividend increase on other capital management decisions. The Company’s decisions regarding its capital management activities, including with respect to the payment of cash dividends, necessarily require expert financial analysis, giving due consideration to the current and long-term financial and strategic policies and goals of the Company.

From 2007 through the end of fiscal year 2016, the Company returned an aggregate of $535 million of value to stockholders through dividend payments and share repurchases. While the Board remains committed to payment of dividends, the Board believes that an absolute commitment to increase the dividend without consideration of other capital management and financing activities and the Company’s long-term strategic plan would reduce the Company’s flexibility to execute the long-term strategic plan in the best interests of all stockholders.

The Board of Directors recommends that you vote AGAINST the stockholder proposal, if properly presented at the Annual Meeting.

EQUITY COMPENSATION PLANS
The following table provides information as of August 31, 2016 about equity awards under our equity compensation plans. The table does not include 1,039,066 shares available for purchase under the Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders (1)	436,751	(2)	$129.85	(3)	1,869,408	(4)
Equity compensation plans not approved by the security holders	N/A		N/A		N/A
Total	436,751				1,869,408
 _______________

(1)
Includes the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “2012 EIP”) that was approved by our stockholders in January 2013, the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan (the “2007 EIP”) that was approved by our stockholders in January 2008, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, and the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012.

(2)
Includes 141,541 outstanding options and 15,259 outstanding deferred stock units under the 2012 EIP, 311,117 outstanding options and 20,848 outstanding deferred stock units issued under the 2007 EIP, 107,864 deferred stock units issued under the 2006 NEDC, and 25,660 deferred stock units issued under the 2011 NEDC.

(3)	Represents weighted-average exercise price of stock options outstanding under the 2012 EIP and 2007 EIP. Calculation excludes deferred stock units issued under the 2007 EIP, 2006 NEDC, and 2011 NEDC.

(4)
Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 1,821,659 shares available for grant without further stockholder approval under the 2012 EIP and 268,719 shares available for issuance without further stockholder approval under the 2011 NEDC as of August 31, 2016. No further awards may be granted under the 2007 EIP, or the 2006 NEDC.

OTHER MATTERS
We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Proposals to Be Included in Next Year’s Proxy Statement
If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the 2017 Annual Meeting (expected to be held in January 2018), the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 21, 2017.
All such proposals should be sent by certified mail, return receipt requested.
Other Stockholder Proposals and Nominations
Article I, Section 1 of our By-Laws establishes an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.

Assuming that our 2017 Annual Meeting is held within 30 days before or after the anniversary of our 2016 Annual Meeting (January 6, 2018), a stockholder’s notice of intention to introduce a nomination or to propose an item of business at our 2017 Annual Meeting must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders, or between July 21, 2017 and August 20, 2017.
Proxy Access Nominations
Article I, Section 9 of our By-Laws establishes procedures for nominations by eligible stockholders of candidates for election as directors at an annual meeting and to have those nominees included in our proxy materials. Assuming that our 2017 Annual Meeting is held within 30 days before or after the anniversary of our 2016 Annual Meeting, a stockholder’s notice of intention to make a proxy access nomination must be delivered to our Corporate Secretary at our principal executive offices not less than 120 or more than 150 days prior to the anniversary of the date on which we first mailed the proxy materials for our 2016 Annual Meeting (November 18, 2016), or between June 21, 2017 and July 21, 2017. All nominating stockholders and stockholder nominees must comply with the provisions of our By-Laws.
General Information
All notices for stockholder proposals and nominations made pursuant to our By-Laws must comply with the applicable provisions of our By-Laws. The preceding are summaries of the applicable provisions of our By-Laws and are qualified in its entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”
Notices must be in writing and sent to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2300, Atlanta, Georgia 30309, Attention: Corporate Secretary.

By order of the Board of Directors,
C. DAN SMITH
Senior Vice President, Treasurer and Secretary

ANNEX A

PROPOSED AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

The following language shows the changes to Article VII of the Restated Certificate of Incorporation that would result from the proposed amendment to declassify our Board of Directors if Item 4 is approved, with deletions indicated by strikethroughs and additions indicated by underlining:

ARTICLE VII
~~The directors of the Corporation shall be divided into three classes.~~ The number of directors of the Corporation and the number of directors in each class of directors (if more than one) shall be fixed only by resolution of the board of directors of the Corporation from time to time. ~~The initial term of office of the first such class of directors shall expire at the first annual meeting of stockholders, the initial term of office of the second such class of directors shall expire at the second annual meeting of stockholders and the initial term of office of the third such class of directors shall expire at the third annual meeting of stockholders, with each such class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the board of directors of the Corporation shall determine, but no decrease in the number of directors may shorten the term of any incumbent director.~~ Subject to the other provisions of this paragraph, the board of directors of the Corporation (other than those directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”)) is and shall remain divided into three classes, with the directors in each class serving for a term expiring at the third annual meeting of stockholders held after their election. Subject to any provisions relating to Preferred Stock Directors, the terms of the members of the board of directors of the Corporation shall be as follows: (i) at the annual meeting of stockholders for fiscal year 2017, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2018; (ii) at the annual meeting of stockholders following the end of fiscal year 2018, the directors whose terms expire at that meeting or such directors’ successors shall be elected to hold office for a one-year term expiring at the annual meeting of stockholders for fiscal year 2019; and (iii) at the annual meeting of stockholders for fiscal year 2019 and at each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting after their election. The division of directors into classes shall terminate at the annual meeting of stockholders for fiscal year 2019, and all directors elected at the annual meeting of stockholders for fiscal year 2019 and thereafter shall be elected in accordance with clause (iii) in the immediately preceding sentence. Subject to any provisions relating to Preferred Stock Directors, directors shall remain in office until the election and qualification of their respective successors in office or until their earlier death, resignation or removal.
No director elected prior to the annual meeting of stockholders for fiscal year 2017 (or such directors’ successors elected pursuant to this Article VII) who is part of any ~~such~~ class of directors may be removed except both for cause and with the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class. Except as set forth in the immediately preceding sentence, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of not less than 80% of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole ~~remaining~~ director (and not by stockholders). Any director ~~appointed to fill a vacancy or a newly created directorship shall hold office until~~ elected in accordance with the immediately preceding sentence to fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director in a class elected prior to the annual meeting of stockholders for fiscal year 2017 shall hold office for a term expiring at the next election of the class of directors of the director which such director replaced ~~or the class of directors to which such director was appointed,~~ and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs. Any director elected in accordance with the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director in a class elected at or after the annual meeting of stockholders for fiscal year 2017 shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor ~~is~~ shall be elected and qualified or until ~~his or her earlier~~ such director’s death, resignation or removal, whichever first occurs.
Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

Acuity Brands

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Acuity Brands, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Acuity Brands, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E14688-P83599 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACUITY BRANDS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3 AND 4 AND A VOTE "AGAINST" ITEM 5.

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS (Term expiring at the annual meeting for the 2019 fiscal year)	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) W. Patrick Battle
02) Gordon D. Harnett
03) Robert F. McCullough
04) Dominic J. Pileggi

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Approval of the amendment to the Restated Certificate of Incorporation to declassify the Board of Directors.	☐	☐	☐
5. Approval of stockholder proposal related to dividend policy (if properly presented).	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR items 1, 2, 3 and 4 and AGAINST item 5 (if properly presented).** If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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E14689-P83599

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS JANUARY 6, 2017

The stockholder(s) hereby appoint(s) Vernon J. Nagel and Richard K. Reece, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Acuity Brands, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 am, Eastern Time on January 6, 2017, at the Four Seasons Hotel, 75 Fourteenth Street, Atlanta, Georgia, and any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR ITEMS 2, 3 AND 4 AND A VOTE AGAINST ITEM 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

V.1.1